Exhibit 10.1

CAMPOSOL S.A.

6.000% SENIOR NOTES DUE 2027

INDENTURE

Dated as of February 3, 2020

CAMPOSOL S.A.,                                                                                      as Issuer

CSOL HOLDING LTD,

as Parent Guarantor

and

THE BANK OF NEW YORK MELLON,

as Trustee, Registrar, Paying Agent and Transfer Agent

ii

Section 8.3	Resignation and Removal; Appointment of Successor Trustee; Eligibility	75
Section 8.4	Acceptance of Appointment by Successor Trustee	76
Section 8.5	Trustee Fees and Expenses; Indemnity	77
Section 8.6	Documents Furnished to the Holders	78
Section 8.7	Merger, Conversion, Consolidation and Succession	78
Section 8.8	Money Held in Trust	79
Section 8.9	No Action Except under Specified Documents or Instructions	79
Section 8.10	Not Acting in its Individual Capacity	79
Section 8.11	Maintenance of Agencies	79
Section 8.12	Withholding Taxes; Information Reporting	80
Section 8.13	Co-Trustees and Separate Trustees	81

	ARTICLE IX

	AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.1	Without Consent of the Holders	82
Section 9.2	With Consent of the Holders	82
Section 9.3	Effect of Indenture Supplements	83
Section 9.4	Documents to be Given to the Trustee	84
Section 9.5	Notation on or Exchange of Notes	84
Section 9.6	Consents; Meetings of Holders	84
Section 9.7	Voting by the Issuer and Any Affiliates Thereof	85

	ARTICLE X

	MISCELLANEOUS

Section 10.1	Payments; Currency Indemnity	85
Section 10.2	Governing Law. THIS INDENTURE, THE NOTES AND EACH NOTE GUARANTEE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK	86
Section 10.3	No Waiver; Cumulative Remedies	86
Section 10.4	Severability	86
Section 10.5	Notices	87
Section 10.6	Counterparts	88
Section 10.7	Entire Agreement	88
Section 10.8	Waiver of Jury Trial	88
Section 10.9	Submission to Jurisdiction; Waivers; Prescription	88
Section 10.10	Certificate and Opinion as to Conditions Precedent	89
Section 10.11	Statements Required in Certificate or Opinion	89
Section 10.12	Headings and Table of Contents	90
Section 10.13	Use of English Language	90
Section 10.14	No Recourse Against Others	90
Section 10.15	Patriot Act	90

iii

INDENTURE, dated as of February 3, 2020, among CAMPOSOL S.A., a corporation (sociedad anónima) organized under the laws of Peru (the “Issuer”), CSOL HOLDING LTD, a limited company organized under the laws of Cyprus (the “Parent Guarantor”) and THE BANK OF NEW YORK MELLON, a banking corporation, organized and existing under the laws of the State of New York as trustee (together with its successors hereunder, in such capacity, the “Trustee”), registrar (in such capacity, the “Registrar”), transfer agent (in such capacity, the “Transfer Agent”) and paying agent (in such capacity, the “Paying Agent”).

WITNESSETH:

WHEREAS, pursuant to a resolution of the shareholders of the Issuer adopted on January 9, 2020 the Issuer has duly authorized the issuance of its 6.000% Senior Notes due 2027 (the “Notes”); and to provide for the issuance thereof the Issuer has duly authorized the execution and delivery of this Indenture;

WHEREAS, pursuant to a resolution of the Board of Directors of the Parent Guarantor adopted on January 13, 2020, the Parent Guarantor has duly authorized the guarantee of the Notes; and the obligations of the Issuer under this Indenture and to provide for the guarantee thereof the Parent Guarantor has duly authorized the execution and delivery of this Indenture;

WHEREAS, the Trustee has accepted the trusts created by this Indenture and in evidence thereof has joined in the execution hereof; and

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders (as defined herein), the parties listed above covenant and agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms, as used herein, shall have the following meanings:

“Acquired Indebtedness” shall mean Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary assumed in connection with an Asset Acquisition by such Restricted Subsidiary whether or not Incurred in connection with, or in contemplation of, the Person merging with or into or becoming a Restricted Subsidiary, provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of or promptly upon consummation of such Asset Acquisition or the transactions by which such Person is merged or consolidated with or into the Parent Guarantor or any Restricted Subsidiary or becomes a Restricted Subsidiary shall not constitute Acquired Indebtedness.

“Actual Knowledge” shall mean, with respect to any Person, actual knowledge of any officer (or similar agent) of such Person responsible for the administration of the transactions effected by this Indenture and the Notes or such officer (or similar agent) as shall have been designated by such Person in this Indenture and the Notes to receive written communications in connection therewith.

“Additional Amounts” shall have the meaning specified in Section 2.12.

“Additional Notes” shall have the meaning specified in Section 2.11.

“Adjusted Treasury Rate” shall mean, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Transaction” shall have the meaning specified in Section 4.1(e).

“Applicable Law” shall mean, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Applicable Tax Law” shall have the meaning specified in Section 8.12.

“Applicable Premium” shall mean with respect to a Note at any Redemption Date, the excess of:

(A)

the present value at such Redemption Date of (i) the redemption price of such Note at February 3, 2024 multiplied by the principal amount of such Note (such redemption price being set forth in the table appearing in Section 3.3(c)) plus (ii) all required interest payments due on such Note through February 3, 2024 (excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Adjusted Treasury Rate plus 50 basis points; over

(B)	the principal amount of such Note;

provided, that the Trustee shall not be responsible for making any calculation with respect to such Applicable Premium.

“Applicable Procedures” shall have the meaning specified in Section 2.6(b).

“Asset Acquisition” shall mean (1) an investment by the Parent Guarantor or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or will be merged into or consolidated with the Parent Guarantor or any of its Restricted Subsidiaries, or (2) an acquisition by the Parent Guarantor or any of its Restricted Subsidiaries of the property and assets of any Person other than the Parent Guarantor or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” shall mean the sale or other disposition by the Parent Guarantor or any of its Restricted Subsidiaries (other than to the Parent Guarantor or another Restricted Subsidiary) of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary that constitutes a division of the business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole or (2) all or substantially all of the assets that constitute a division or line of business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole.

“Asset Sale” shall mean any sale, transfer or other disposition (including by way of merger, consolidation or Sale and Leaseback Transaction) of any of its property or assets (including Capital Stock of any Subsidiary) in one transaction or a series of related transactions by the Parent Guarantor or any of its Restricted Subsidiaries to any Person (other than the Parent Guarantor or any Restricted Subsidiary); provided that “Asset Sale” will not include:

(1)	sales or other dispositions of inventory, receivables and other assets in the ordinary course of business;

(2)	sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under Section 4.1(b);

(3)	any sales, transfers or other dispositions of assets with a Fair Market Value not in excess of U.S.$2.0 million (or the Dollar Equivalent thereof) in any transaction or series of related transactions;

(4)

any sale, transfer, assignment or other disposition of any property, or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Parent Guarantor or its Restricted Subsidiaries;

(5)	any transfer, assignment or other disposition deemed to occur in connection with creating or granting any Permitted Lien;

(6)	a transaction permitted by Section 4.3; and

(7)

a sale, transfer or other disposition to the Parent Guarantor or a Restricted Subsidiary, including the sale or issuance by the Parent Guarantor or any Restricted Subsidiary of any Capital Stock of any Restricted Subsidiary to the Parent Guarantor or any Restricted Subsidiary.

“Attributable Indebtedness” shall mean, in respect of a Sale and Leaseback Transaction, the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.

“Authentication Order” shall have the meaning specified in Section 2.2.

“Authorized Agent” shall mean the collective reference to the Paying Agent(s), Registrar, any other co-registrar appointed hereunder, and any Transfer Agent(s).

“Authorized Officer” shall mean, (1) in the case of the Issuer, the individual(s) (who may include directors of the Issuer) whose signatures and incumbency shall have been certified by the Issuer in an Officers’ Certificate delivered to the Trustee and who are legally entitled to represent the Issuer; provided in the case of when the Notes are originally issued, the individual(s) whose signatures and incumbency have been certified in a secretary’s certificate and who are legally entitled to represent the Issuer or (2) in the case of any other Person, the chairman of the board, chief executive officer, chief financial officer or accounting officer, any vice president or any corporate officer or authorized representative of such Person responsible for the administration of the transactions effected by this Indenture and the Notes.

“Average Life” shall mean, at any date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Board of Directors” shall mean, the board of directors elected or appointed by the stockholders of the Parent Guarantor to manage the business of the Parent Guarantor or any committee of such board duly authorized to take the action purported to be taken by such committee.

“Board Resolution” shall mean any resolution of the Board of Directors taking an action which it is authorized to take and adopted at a meeting duly called and held at which a quorum of disinterested members (if so required) was present and acting throughout or adopted by written resolution executed by every member of the Board of Directors in accordance with the articles of association of the Parent Guarantor.

“Business Day” shall mean any day which is not a Saturday, Sunday, legal holiday or other day on which banking institutions in The City of New York or in Lima, Peru are authorized by law or governmental regulation to close.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Issue Date or issued thereafter, including all Common Stock and Preferred Stock.

“Capitalized Lease” shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) which, in conformity with IFRS, is required to be capitalized on the balance sheet of such Person, except for any lease that would have been considered an operating lease under IFRS as in effect immediately prior to the adoption of IFRS 16 (Leases).

“Capitalized Lease Obligations” shall mean the discounted present value of the rental obligations under a Capitalized Lease.

“Change of Control” shall mean the occurrence of one or more of the following events:

(1)

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Parent Guarantor and its Subsidiaries (including the Issuer) taken as a whole to any “person” (within the meaning of Section 13(d)(3) of the Exchange Act) or “group” (within the meaning of Rule 13d-5 of the Exchange Act), other than to one or more of the Issuer, any of its Subsidiaries, any one or more Permitted Holders or a “group” (within the meaning of Rule 13d-5 of the Exchange Act) controlled by one or more Permitted Holders; or

(2)

the consummation of any transaction (including, without limitation, any merger, consolidation or amalgamation) the result of which is that (A) any “person” (within the meaning of Section 13(d)(3) of the Exchange Act) or “group” (within the meaning of Rule 13d-5 of the Exchange Act) (other than any Permitted Holder or “group” controlled by one or more Permitted Holders) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Parent Guarantor (or its successor by merger, consolidation or amalgamation), measured by voting power rather than number of shares, and (B) the Permitted Holders (including any “group” controlled by one or more Permitted Holders) “beneficially own” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), directly and indirectly, in the aggregate a lesser percentage of the outstanding Voting Stock of the Parent Guarantor (or its successor by merger, consolidation or amalgamation), measured by voting power rather than number of shares, than such other “person” or “group” and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of the Parent Guarantor (or its successor by merger, consolidation or amalgamation).

“Change of Control Offer” shall have the meaning specified in Section 4.4(a).

“Change of Control Triggering Event” shall mean the occurrence of both a Change of Control and a Rating Decline.

“Clearstream” shall mean Clearstream Banking, société anonyme, and its successors.

“Closing Date” shall mean February 3, 2020.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Commodity Hedging Agreement” means any spot, forward or option commodity price protection agreements or other similar agreement or arrangement designed to protect against fluctuations in commodity prices.

“Common Stock” shall mean, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock or ordinary shares, whether or not outstanding at the date of this Indenture, and include, without limitation, all series and classes of such common stock or ordinary shares.

“Comparable Treasury Issue” shall mean the U.S. Treasury security having a maturity comparable to February 3, 2024 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a maturity comparable to February 3, 2024.

“Comparable Treasury Price” shall mean, with respect to any Redemption Date:

(1)

the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities;” or

(2)

if such release (or any successor release) is not published or does not contain such prices on such Business Day, (a) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if fewer than three such Reference Treasury Dealer Quotations are available, the average of all such quotations.

The Trustee shall not be responsible for making any calculation with respect to such Comparable Treasury Price.

“Consolidated Assets” means with respect to the Parent Guarantor and its Restricted Subsidiaries, as of any date of determination, the total consolidated assets of the Parent Guarantor and its Restricted Subsidiaries as set forth on the consolidated balance sheet of the Parent Guarantor pursuant to IFRS as of the most recent fiscal quarter.

“Consolidated EBITDA” means sales minus cost of sales minus administrative expenses minus selling expenses plus depreciation plus amortization of intangibles plus stock options expense, and excluding the effect (positive or negative) of net change in fair value of biological assets.

“Consolidated Interest Expense” shall mean, for any period, the amount that would be reflected as “Interest Expense,” net of interest income, on a consolidated income statement prepared in accordance with IFRS for such period of the Parent Guarantor and its Restricted Subsidiaries; provided that interest expense attributable to interest on any Indebtedness bearing a floating interest rate will be computed on a pro forma basis as if the rate in effect on the date of determination had been the applicable rate for the entire relevant period. The Trustee shall not be responsible for making any calculation with respect to such Consolidated Interest Expense.

“Consolidated Leverage Ratio” shall mean, on any Transaction Date, the ratio of (i) Consolidated Net Indebtedness to (ii) Consolidated EBITDA for the then most recent four fiscal quarters ending on or prior to the Transaction Date for which consolidated financial statements of the Parent Guarantor (which Parent Guarantor shall use its reasonable best efforts to compile in a timely manner) are available (the “Four Quarter Period”).

In making the foregoing calculation:

(A)

pro forma effect will be given to any Indebtedness, Disqualified Stock or Preferred Stock Incurred, repaid or redeemed during the period (the “Reference Period”) commencing on and including the first day of the Four Quarter Period and ending on and including the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period), in each case as if such Indebtedness, Disqualified Stock or Preferred Stock had been Incurred, repaid or redeemed on the first day of such Reference Period; provided that, in the event of any such repayment or redemption, Consolidated EBITDA for such period will be calculated as if the Parent Guarantor or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to repay such Indebtedness;

(B)

Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(C)

pro forma effect will be given to the creation, designation or redesignation of Restricted Subsidiaries and Unrestricted Subsidiaries during the Reference Period as if such creation, designation or redesignation would have occurred on the first day of the relevant Four Quarter Period;

(D)

pro forma effect will be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(E)

pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Parent Guarantor or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such Asset Dispositions or Asset Acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (D) or (E) of this definition requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation will be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

The Trustee shall not be responsible for making any calculation with respect to such Consolidated Leverage Ratio.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (or loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with IFRS.

“Consolidated Net Indebtedness” shall mean, the sum of the total principal amount of Indebtedness (or, in the case of Indebtedness issued at less than its principal amount at maturity, the accreted value thereof) and the total amount of Disqualified Stock outstanding of the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis and determined in accordance with IFRS on the Transaction Date, less the amount of cash, cash equivalents as determined in accordance with IFRS and Temporary Cash Investments held by the Parent Guarantor and its Restricted Subsidiaries on the Transaction Date.

“Consolidated Net Tangible Assets” means the Consolidated Assets of the Parent Guarantor and its Restricted Subsidiaries less goodwill and intangibles, in each case calculated in accordance with IFRS, less current liabilities (other than current maturities of long-term debt); provided that in the event that the Parent Guarantor or any of its Restricted Subsidiaries assumes liabilities or acquires any assets in connection with the acquisition by the Parent Guarantor or any of its Restricted Subsidiaries of another Person subsequent to the commencement of the period for which the Consolidated Net Tangible Assets is being calculated but prior to the event for which the calculation of the Consolidated Net Tangible Assets is made, then the Consolidated Net Tangible Assets shall be calculated giving pro forma effect to such assumption of liabilities or acquisition of assets, as if the same had occurred at the beginning of the applicable period.

“Consolidated Net Worth” shall mean, with respect to a specified Person, at any date of determination, the stockholders’ equity of such Person as set forth on the most recently available quarterly or annual consolidated balance sheet of such Person, each item to be determined in conformity with IFRS.

“Corporate Trust Office” shall mean the office of the Trustee on the Closing Date located at 240 Greenwich St. Floor 7-E, New York, NY 10286, Attention: Corporate Trust/ Re: Camposol S.A., or such other office as the Trustee may from time to time designate in writing to the Issuer.

“Covenant Defeasance” shall have the meaning specified in Section 6.4(b).

“Covenant Suspension Event” shall have the meaning specified in Section 4.2(a).

“Currency Agreement” shall mean, any foreign exchange forward contract, currency swap agreement or other similar agreement or arrangement designed to protect against fluctuations in foreign exchange rates.

“Cyprus” shall mean the Republic of Cyprus.

“Default” shall mean any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Notes” shall have the meaning specified in Section 2.3(a).

“Disqualified Stock” shall mean any class or series of Capital Stock of any Person that by its terms is (1) required to be redeemed prior to the Stated Maturity of the Notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (3) convertible into or exchangeable for, at the option of the holder of such class or series of Capital Stock, Capital Stock referred to in clause (1) or (2) above or Indebtedness having a Stated Maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes will not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 4.1(g) and Section 4.4 and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Issuer’s repurchase of such Notes as are required to be repurchased pursuant to Section 4.1(k) and Section 4.4.

“Dollar Equivalent” shall mean, with respect to any monetary amount in a currency other than Dollars, at any time for the determination thereof, the amount of Dollars obtained by converting such foreign currency involved in such computation into Dollars at the base rate for the purchase of Dollars with the applicable foreign currency as quoted by the Federal Reserve Bank of New York on the date of determination.

“Dollars”, “U.S. dollars” or “U.S.$” shall mean the lawful currency for the time being in the United States of America.

“Downgrade Date” shall have the meaning specified in Section 4.2(a).

“DTC” shall mean The Depository Trust Company, a New York corporation, and its successors.

“DTC Participants” shall have the meaning specified in Section 2.3(e).

“Equity Claw-Back Redemption” shall have the meaning specified in Section 3.3(b).

“Equity Offering” shall mean any underwritten primary public or private offering of Common Stock of the Parent Guarantor or the Issuer (to a person who is not the Parent Guarantor or a Subsidiary of the Parent Guarantor) after the Issue Date; provided that the aggregate gross cash proceeds received by the Parent Guarantor or the Issuer, as the case may be, from the primary component of such offering (excluding amounts received from the Parent Guarantor or any Subsidiary of the Parent Guarantor) being not less than U.S.$10.0 million (or the Dollar Equivalent thereof).

“Euroclear” shall mean Euroclear Bank, SA/NV, as operator of the Euroclear System, and its successors.

“Event of Default” shall have the meaning specified in Section 5.1.

“Excess Proceeds” shall have the meaning specified in Section 4.1(g)(iv).

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

“Fitch” shall mean Fitch, Inc. and its Affiliates, or any successor thereto.

“Global Note(s)” shall have the meaning specified in Section 2.3(d).

“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to a government and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee” shall mean any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee” used as a verb has a corresponding meaning.

“Guaranteed Indebtedness” shall have the meaning specified in Section 4.1(d).

“Guarantors” means each of (i) the Parent Guarantor and (ii) any Subsidiary Guarantor unless and until such Subsidiary Guarantor is released from its respective Subsidiary Guarantee pursuant to Section 7.9.

“Hedging Obligations” of any Person shall mean the payment obligations of such Person pursuant to any Commodity Hedging Agreement, Currency Agreement or Interest Rate Agreement.

“Holder” shall mean the Person in whose name a Note is registered on the Register.

“IFRS” means International Financial Reporting Standards, as issued and interpreted by the International Accounting Standards Board (IASB), as in effect from time to time. All ratios and computations contained or referred to in this Indenture shall be computed in conformity with IFRS applied on a consistent basis.

“Incur” shall mean with respect to any Indebtedness or Capital Stock, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness or Capital Stock; provided that (1) any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (or fails to meet the qualifications necessary to remain an Unrestricted Subsidiary) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary, and (2) the accretion of original issue discount shall not be considered an Incurrence of Indebtedness. The terms “Incurrence,” “Incurred” and “Incurring” have meanings correlative with the foregoing.

“Indebtedness” shall mean, with respect to any Person at any date of determination (without duplication):

(1)	all indebtedness of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all obligations of such Person in respect of letters of credit and bankers’ acceptances;

(4)

all obligations of such Person to pay the deferred and unpaid purchase price of property or services which purchase price is due more than nine months after the date of placing such property in service or taking delivery and title thereto or such services are completed, except Trade Payables;

(5)	all Capitalized Lease Obligations;

(6)

all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness will be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness;

(7)	all Indebtedness of other Persons to the extent such Indebtedness is guaranteed by such Person; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described in clauses (1) through (8) above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligations; provided

(A)

that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with IFRS;

(B)

that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(C)

that the amount of Indebtedness with respect to any Hedging Obligation will be equal to the net amount due and payable if such Hedging Obligation is terminated at that time due to default by such Person.

“Indenture” shall mean this Indenture, as amended or supplemented from time to time.

“Independent Investment Banker” shall mean an independent investment banking institution of international standing appointed by the Issuer.

“Initial Non-Guarantor Subsidiaries” has the meaning specified in Section 7.8.

“Interest Payment Date” has the meaning specified in Section 2.10(b).

“Interest Rate Agreement” shall mean, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect against fluctuations in interest rates.

“Investment” shall mean:

(1)	any direct or indirect advance, loan or other extension of credit (including a guarantee) to another Person;

(2)	any capital contribution to another Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others); or

(3)	any purchase or acquisition of Capital Stock, Indebtedness, bonds, notes, debentures or other similar instruments or securities issued by another Person.

For the purposes of the provisions of Section 4.1(b) and 4.1(j): (1) the Parent Guarantor will be deemed to have made an Investment in an Unrestricted Subsidiary in an amount equal to the Fair Market Value of the assets (net of liabilities owed to any Person other than the Parent Guarantor or a Restricted Subsidiary and that are not guaranteed by the Parent Guarantor or a Restricted Subsidiary) of a Restricted Subsidiary that is designated an Unrestricted Subsidiary at the time of such designation, and (2) any property transferred to or from any Person will be valued at its Fair Market Value at the time of such transfer, as determined in good faith by the Board of Directors.

“Investment Grade” shall mean a rating of “AAA,” “AA,” “A” or “BBB,” as modified by a “+” or “–” indication, or an equivalent rating representing one of the four highest Rating Categories, by Fitch or any of its successors or assigns or a rating of “Aaa,” or “Aa,” “A” or “Baa,” as modified by a “1 ,” “2” or “3” indication, or an equivalent rating representing one of the four highest Rating Categories, by Moody’s, or any of its successors or assigns or the equivalent ratings of any internationally recognized rating agency or agencies, as the case may be, which will have been designated by the Parent Guarantor as having been substituted for Fitch or Moody’s or both, as the case may be.

“Issue Date” shall mean the date on which the Notes are originally issued under this Indenture.

“Issuer” shall have the meaning specified in the Preamble hereto.

“Issuer Surviving Person” shall have the meaning set forth in Section 4.3(b)(i).

“Legal Defeasance” shall have the meaning specified in Section 6.4(a).

“Lien” shall mean any mortgage, pledge, security interest, lien, charge or similar encumbrance.

“Make-Whole Redemption” shall have the meaning specified in Section 3.3(a).

“Material Adverse Effect” shall mean a material adverse effect on the business, properties, management, financial position or results of operations of the Issuer, the Parent Guarantor, and any Subsidiaries taken as a whole or on the performance by the Issuer and the Parent Guarantor of their obligations under the Notes.

“Maturity Date” shall have the meaning specified in Section 2.10(a).

“Moody’s” shall mean Moody’s Investors Service, Inc. and its Affiliates, or any successor thereto.

“Net Cash Proceeds” shall mean, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, in each case net of:

(1)	brokerage commissions and all accounting, legal, investment banking, title and recording tax expenses, commissions and other fees and expenses related to such Asset Sale;

(2)

provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole;

(3)

payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale;

(4)

appropriate amounts to be provided by the Parent Guarantor or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with IFRS; and

(5)

with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of counsel, accountant, underwriter or placement agent fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Guarantor Subsidiary” shall have the meaning specified in Section 7.8.

“Notation of Note Guarantee” means a notation of each Guarantor’s Note Guarantee substantially in the form set forth in Exhibit A.

“Note Guarantee” shall mean the Parent Guarantee and any Subsidiary Guarantee.

“Notes” shall have the meaning specified in the Recitals hereto, including the Note Guarantees, and shall, unless the context otherwise requires, also include any Additional Notes issued in accordance with Section 2.12.

“Offer to Purchase” shall mean an offer to purchase Notes by the Issuer or the Parent Guarantor from the Holders commenced by the Issuer or the Parent Guarantor giving a notice in the manner provided for in Section 9.6 to each Holder (with a copy to the Trustee) stating:

(1)

the section of this Indenture pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment (which, in the case of an Offer to Purchase due to an Asset Sale, shall be on a pro rata basis to the extent an aggregate principal amount of Notes in excess of the Excess Proceeds) are tendered;

(2)

the purchase price and the date of purchase (which will be a Business Day no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is given) (the “Offer to Purchase Payment Date”);

(3)	that any Note not tendered will continue to accrue interest pursuant to its terms;

(4)

that, unless the Issuer or the Parent Guarantor defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase will cease to accrue interest on and after the Offer to Purchase Payment Date;

(5)

that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, in accordance with the procedures of DTC as specified in the notice prior to the close of business on the third Business Day immediately preceding the Offer to Purchase Payment Date;

(6)

that Holders will be entitled to withdraw their election if, not later than the close of business on the second Business Day immediately preceding the Offer to Purchase Payment Date, a notice of withdrawal setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased is delivered to DTC in accordance with its Applicable Procedures; and

(7)

that Holders whose Notes are being purchased only in part will be issued Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each Note issued will be in a principal amount of U.S.$150,000 and integral multiples of U.S.$1,000 in excess thereof.

On the Business Day immediately preceding the Offer to Purchase Payment Date, the Issuer or the Parent Guarantor will deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions of Notes accepted for payment.

On the Offer to Purchase Payment Date, the Issuer or the Parent Guarantor will (a)(i) if Notes in an aggregate principal amount less than or equal to the purchase amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, purchase all such Notes, and (ii) if the Offer to Purchase is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the Offer to Purchase, purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis; and (b) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by the Issuer or the Parent Guarantor. The Paying Agent will promptly deliver to the

Holders so accepted payment in an amount equal to the purchase price, and the Trustee will promptly, upon receipt of an Authentication Order, authenticate and deliver to such Holders (or transfer via book-entry on the system of DTC) a Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each Note issued will be in a principal amount of U.S.$150,000 and integral multiples of U.S.$1,000 in excess thereof.

To the extent that the provisions of any securities laws or regulations conflict with the requirements of the relevant Offer to Purchase, the Parent Guarantor and the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the Notes, the Note Guarantees and this Indenture by virtue of their compliance with such securities laws or regulations.

“Officers’ Certificate” shall mean, with respect to any Person, a certificate signed by two duly Authorized Officers of such Person, and delivered to the Trustee.

“Opinion of Counsel” shall mean a written opinion in a form satisfactory to the Trustee from counsel. The counsel may be internal counsel of the Parent Guarantor or the Issuer. The Trustee may require an opinion under New York law.

“Parent Guarantee” shall mean the Guarantee of the Issuer’s obligations under the Notes and this Indenture pursuant to the provisions of Article VII hereto, granted by the Parent Guarantor, jointly and severally with all other Guarantors, in favor of the Trustee and the Holders.

“Parent Guarantor” shall have the meaning set forth in the Preamble hereto.

“Parent Guarantor Surviving Person” shall have the meaning set forth in Section 4.3(b)(i).

“Paying Agent” shall have the meaning set forth in the Preamble hereto and its successors and assigns, and any other Person authorized by the Issuer to make the payments hereunder in respect of the Notes.

“Permitted Businesses” shall mean any business which is the same as or related, ancillary or complementary to any of the businesses of the Parent Guarantor or its Restricted Subsidiaries on the Issue Date.

“Permitted Holder” shall mean (a) any “person” (within the meaning of Section 13(d)(3) of the Exchange Act) or “group” (within the meaning of Rule 13d-5 of the Exchange Act), holding beneficially and/or of record, as of the Issue Date, at least 25% of the Voting Stock of the Parent Guarantor (measured by voting power rather than number of shares) outstanding as of the Issue Date, (b) each of the parents, spouses, brothers, sisters, children and other family members, descendants, heirs, legatees and successors of such “persons” described in clause (a) above and the respective spouses, descendants, heirs, legatees and successors of each of the foregoing (and any trust or other entity organized for the benefit of any one or more of the foregoing), (c) the executor, administrator or other personal representative of any “person” described in clause (a) or (b) above who is deceased or incompetent and (d) any Affiliate of any one or more of the “persons” described in preceding clauses (a), (b) or (c).

“Permitted Indebtedness” shall have the meaning specified in Section 4.1(a)(ii). “Permitted Investment” shall mean:

(1)

any Investment in the Parent Guarantor or any of its Restricted Subsidiaries or a Person which will, upon the making of such Investment, become a Restricted Subsidiary to be merged with or into or transfer or convey all or substantially all its assets to, or as a result the financial statements will be consolidated with, the Parent Guarantor or any of its Restricted Subsidiaries;

(2)	any investment in Temporary Cash Investments;

(3)	payroll, travel and similar advances in the ordinary course of business and not in excess of U.S.$2.0 million (or the Dollar Equivalent thereof) outstanding at any time;

(4)

any Investment received in compromise, settlement or resolution of (or foreclosure with respect to) (a) obligations created in the ordinary course of business and owing to the Issuer or any Restricted Subsidiary or in satisfaction of judgments including as a result of the bankruptcy or reorganization of any Person or (b) litigation, arbitration or other disputes;

(5)

any Investment existing on the Issue Date and any extension, modification or renewal of any such Investments (but not any such extension, modification or renewal to the extent it involves additional advances, contributions or other investments of cash or property, other than reasonable expenses incidental to the structuring, negotiation and consummation of such extension, modification or renewal);

(6)	any Investment pursuant to a Hedging Obligation permitted to be entered into under Section 4.1(a);

(7)	receivables owing to the Parent Guarantor or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(8)	extensions of credit to suppliers and customers in the ordinary course of business in accordance with customary trade terms in the industry;

(9)

any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Sales made in compliance with Section 4.1(g);

(10)

pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 4.1(f);

(11)	any Investment to the extent the consideration therefore consists of Capital Stock (other than Disqualified Stock) of the Parent Guarantor or a Restricted Subsidiary;

(12)	Guarantees permitted to be incurred under Section 4.1(a);

(13)

Investments held by a Person at the time such Person becomes a Restricted Subsidiary of the Parent Guarantor or is merged with or into the Parent Guarantor or any Restricted Subsidiary and not made in contemplation of such Person becoming a Restricted Subsidiary;

(14)

Investments in any Person engaged in a Permitted Business the Fair Market Value of which when taken together with all other Investments made pursuant to this clause (14); do not exceed 10% of the total assets of the Parent Guarantor and its Restricted Subsidiaries, calculated as of the end of the most recent fiscal quarter ending prior to the date of such Investment;

(15)

Investments in Camposol Uruguay S.R.L. not to exceed U.S.$25.0 million prior to it being transferred from Camposol Holding PLC to the Parent Guarantor, as such transfer is contemplated under the Reorganization; and

(16)

in addition to the Investments permitted in clauses (1)-(15) above, additional Investments which when taken together with other Investments permitted pursuant to this clause (16), do not exceed U.S.$10.0 million when made.

“Permitted Liens” shall mean:

(1)

Liens for taxes, assessments, governmental charges or claims that are being contested in good faith and for which a reserve or other appropriate provision, if any, to the extent required by IFRS, has been made;

(2)	statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, repairmen or other Liens imposed by law;

(3)

Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, letters of credit, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(4)	leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Parent Guarantor and its Restricted Subsidiaries, taken as a whole;

(5)

Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Parent Guarantor or its Restricted Subsidiaries relating to such property or assets;

(6)

Liens securing Indebtedness permitted to be Incurred under clause (ii)(9) of Section 4.1(a); provided that such Liens do not extend to or cover any property or assets of the Parent Guarantor or any Restricted Subsidiary other than the property or assets acquired; provided further that such Liens were not created in contemplation of or in connection with the transactions or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(7)	Liens in favor of the Parent Guarantor or any Restricted Subsidiary;

(8)	Liens arising from the rendering of a judgment or order against the Parent Guarantor or any Restricted Subsidiary that does not give rise to an Event of Default;

(9)	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(10)	Liens existing on the Issue Date;

(11)

Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (4) of Section 4.1(a)(ii); provided that such Liens do not extend to or cover any property or assets of the Parent Guarantor or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(12)

encumbrances, ground leases, easements or reservations of, or right of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of the Parent Guarantor or any Subsidiary of the Parent Guarantor or to the ownership of its properties which do not individually or in the aggregate materially and adversely affect the value of such properties or materially impair their use in the operation of the business of the Parent Guarantor or any Subsidiary of the Parent Guarantor;

(13)

Liens for the purpose of securing the payment of all or a part of the purchase price of, purchase money obligations or other Indebtedness Incurred to finance the acquisition, lease, improvement or construction of, assets or property acquired, leased, improved or constructed in the ordinary course of business to the extent permitted under Section 4.1(a);

(14)	Liens securing Indebtedness under Hedging Obligations permitted to be Incurred under Section 4.1(a);

(15)

Liens arising under any retention of title, hire, purchase or conditional sale arrangement or arrangements having similar effect in respects of goods supplied to the Parent Guarantor or a Restricted Subsidiary in the ordinary course of business;

(16)	Liens securing Indebtedness which is permitted to be Incurred under clause (12) of Section 4.1(a)(ii); and

(17)

in addition to Liens permitted in clauses (1)-(16) above, Liens securing Indebtedness permitted to be Incurred under Section 4.1(a) in an aggregate principal amount outstanding not to exceed 10% of the total assets of the Parent Guarantor and its Restricted Subsidiaries, calculated in accordance with IFRS, as of the end of the most recent fiscal quarter ending prior to the date of such Incurrence.

“Permitted Refinancing Indebtedness” shall have the meaning specified in Section 4.1(a)(ii)(4).

“Permitted Subsidiary Indebtedness” shall mean Indebtedness of Restricted Subsidiaries, other than the Issuer or a Subsidiary Guarantor (but excluding the amount of any Indebtedness of any Restricted Subsidiary permitted under clauses (1), (3), (4) and (9) and any Guarantees permitted under clause (11) of Section 4.1(a)(ii)); provided that, on the date of the Incurrence of such Indebtedness and after giving effect thereto and the application of the proceeds thereof, the aggregate principal amount outstanding of all such Indebtedness does not exceed an amount equal to 10% of the total assets of the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis measured in accordance with IFRS for the most recent quarterly or annual consolidated balance sheet of the Parent Guarantor and its Restricted Subsidiaries are available.

“Person” any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Peru” shall mean the Republic of Peru.

“Peruvian Government Obligations” shall mean securities that are (1) direct obligations of Peru for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of Peru the payment of which is unconditionally guaranteed as a full faith and credit obligation by Peru, which, will also include a depository receipt issued by a bank or trust company as custodian with respect to any such Peruvian Government Obligation or a specific payment of interest on or principal of any such Peruvian Government Obligation held by such custodian for the account of the holder of a depository receipt.

“Preferred Stock” shall mean, as applied to the Capital Stock of any Person, Capital Stock of any class or classes that by its term is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Property” of any Person shall mean, property, rights or revenues, or interest therein, of such Person.

“QIB” shall mean a “qualified institutional buyer” as such term is defined in Rule 144A.

“Rating Agencies” (1) S&P and (2) Moody’s and (3) Fitch. In the event that S&P, Moody’s or Fitch is no longer in existence or issuing ratings, such organization may be replaced by an internationally recognized statistical rating organization designated by the Parent Guarantor with written notice to the Trustee.

“Rating Category” shall mean (1) with respect to S&P and Fitch, any of the following categories: “BB,” “B,” “CCC,” “CC,” “C” and “D” (or equivalent successor categories); (2) with respect to Moody’s, any of the following categories: “Ba,” “B,” “Caa,” “Ca,” “C” and “D” (or equivalent successor categories); and (3) the equivalent of any such category of S&P, Fitch or Moody’s used by another Rating Agency. In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (“+” and “–” for S&P and Fitch; “1,” “2” and “3” for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P and Fitch, a decline in a rating from “BB+” to “BB,” as well as from “BB-” to “B+,” will constitute a decrease of one gradation).

“Rating Date” shall mean in connection with a Change of Control Triggering Event, that date which is ninety (90) days prior to the earlier of (x) a Change of Control and (y) a public notice of the occurrence of a Change of Control or of the intention by the Parent Guarantor or any other Person or Persons to effect a Change of Control.

“Rating Decline” shall mean in connection with a Change of Control Triggering Event, the occurrence, on or within ninety (90) days after the earlier to occur of public notice of (i) the occurrence of a Change of Control or (ii) the intention by the Parent Guarantor or any other Person or Persons to effect a Change of Control (which period will be extended for an additional ninety (90) days so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies expressly as a result of the Change of Control Triggering Event) of any of the events listed below, in each case expressly as a result of such Change of Control:

(a)	in the event the Notes are rated by both Moody’s and Fitch on the Rating Date as Investment Grade, the rating of the Notes by either Rating Agency will be changed to below Investment Grade;

(b)

in the event the Notes are rated by either, but not both, of the Rating Agencies on the Rating Date as Investment Grade, the rating of the Notes by such Rating Agency will be changed to below Investment Grade; or

(c)

in the event the Notes are rated below Investment Grade by both Rating Agencies on the Rating Date, the rating of the Notes by either Rating Agency will be decreased by one or more gradations (including gradations within Rating Categories as well as between Rating Categories).

“Record Date” shall have the meaning specified in Section 2.10(c).

“Redemption Date” shall have the meaning specified in Section 3.6.

“Reference Treasury Dealer” shall mean each of any three investment banks of recognized standing that is a primary U.S. Government securities dealer in The City of New York, selected by the Parent Guarantor in good faith.

“Reference Treasury Dealer Quotations” shall mean, with respect to each Reference Treasury Dealer and any Redemption Date, the average as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such Redemption Date.

“Register” shall have the meaning specified in Section 2.15(a).

“Registrar” shall have the meaning specified in the Preamble hereto, together with any successors thereto.

“Regulation S” shall mean Regulation S under the Securities Act.

“Regulation S Global Note” shall have the meaning specified in Section 2.3(c).

“Related Business” shall mean any business related, ancillary or complementary to the business of the Issuer and its Restricted Subsidiaries on the Closing Date.

“Relevant Jurisdiction” shall have the meaning specified in Section 2.12.

“Reorganization” means the reorganization under which the Parent Guarantor was incorporated and certain Subsidiaries of Camposol Holding PLC have been and are subsequently being transferred to the Parent Guarantor.

“Replacement Assets” shall have the meaning specified in Section 4.1(g)(iii)(2).

“Responsible Officer” shall mean, with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Payments” shall have the meaning specified in Section 4.1(b).

“Restricted Subsidiary(ies)” shall mean any Subsidiary of the Parent Guarantor other than an Unrestricted Subsidiary.

“Required Holders” shall mean Holders of greater than 50% in aggregate principal amount of outstanding Notes.

“Reversion Date” shall have the meaning specified in Section 4.2(b).

“Rule 144A” shall mean Rule 144A under the Securities Act.

“Rule 144A Global Note” shall have the meaning specified in Section 2.3(d).

“Sale and Lease-Back Transaction” shall mean any direct or indirect arrangement relating to property (whether real, personal or mixed), now owned or hereafter acquired whereby the Parent Guarantor or any of its Restricted Subsidiaries transfers such property to another Person and the Parent Guarantor or any of its Restricted Subsidiaries leases it from such Person. No transaction solely between the Parent Guarantor and any of its Wholly Owned Subsidiary Guarantors or between any of the Subsidiary Guarantors Wholly Owned by the Parent Guarantor shall be considered a Sale and Leaseback Transaction.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Senior Indebtedness” of the Parent Guarantor or a Restricted Subsidiary, as the case may be, shall mean any Indebtedness of the Parent Guarantor or the Restricted Subsidiary, as relevant, whether outstanding on the Issue Date or thereafter created, except for Subordinated Indebtedness; provided that Senior Indebtedness does not include (1) any obligation to the Parent Guarantor or any Restricted Subsidiary or (2) Indebtedness Incurred in violation of this Indenture.

“Singapore” shall mean the Republic of Singapore.

“Stated Maturity” shall mean, with respect to any Indebtedness, the date specified in such debt security as the fixed date on which the final installment of principal of such Indebtedness is due and payable as set forth in the documentation governing such Indebtedness.

“Subordinated Indebtedness” Indebtedness of the Issuer, the Parent Guarantor or any Subsidiary Guarantor which is contractually subordinated or junior in right of payment to the Notes or any Note Guarantee, as applicable, pursuant to a written agreement to such effect.

“Subsidiary” shall mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Subsidiary Guarantor” means any Subsidiary of the Parent Guarantor that executes a supplemental indenture pursuant to which such Person provides a Subsidiary Guarantee in accordance with Article VII and agrees to be bound by the terms of this Indenture as a Guarantor. As of the Issue Date, there are no Subsidiary Guarantors.

“Subsidiary Guarantee” shall mean the Guarantee of the Issuer’s obligations under the Notes and this Indenture pursuant to the provisions of Article VII hereto, granted by a Subsidiary Guarantor, jointly and severally with all other Guarantors, in favor of the Trustee and the Holders.

“Surviving Person” shall have the meaning specified in Section 3.4(a). “Suspended Covenants” shall have the meaning specified in Section 4.2(a). “Suspension Period” shall have the meaning specified in Section 4.2(b).

“S&P” shall mean Standard & Poor’s Ratings Services and its Affiliates or any successor thereto.

“Temporary Cash Investments” shall mean investments in any of the following:

(1)

U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations, or securities issued directly and fully guaranteed or insured by any member of the European Union, or any agency or instrumentality thereof (provided that the full faith and credit of such member is pledged in support of those securities or other sovereign debt obligations (other than those of Argentina)) rated “A” or higher or such similar equivalent or higher rating by at least one nationally recognized statistical rating organization as contemplated in Rule 436 under the Securities Act, in each case with maturities not exceeding one year from the date of acquisition;

(2)

Peruvian Government Obligations (including those of the Central Reserve Bank of Peru) or certificates representing an ownership interest in Peruvian Government Obligations (including those of the Central Reserve Bank of Peru) with maturities not exceeding one year from the date of acquisition;

(3)

(a) demand deposits, (b) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (c) bankers’ acceptance with maturities not exceeding one year from the date of acquisition, and (d) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of (x) Peru or any political subdivision thereof or (y) the United States, any state thereof or member state of the European Union whose short-term debt is rated “investment grade” or higher or such the local equivalent thereof by at least one recognized statistical rating organization;

(4)

repurchase obligations with a term of not more than thirty (30) days for underlying securities of the type described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)

commercial paper rated “A-2” or higher or such similar equivalent or higher rating by at least one nationally recognized statistical rating organization as contemplated in Rule 436 under the Securities Act and maturing within six months after the date of acquisition;

(6)	money market funds at least 90% of the assets of which consist of investments of the type described in clauses (1) through (5) above; and

(7)	similar investments of comparable credit quality to any of the foregoing, denominated in the currency of any jurisdiction in which such Person conducts business.

“Trade Payables” shall mean, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” shall mean, with respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Transfer Agent” shall have the meaning specified in the Preamble hereto and its successors and assigns, and any other Person authorized by the Issuer to act as transfer agent in respect of the Notes.

“Trustee” shall have the meaning specified in the Preamble hereto.

“United States” or “U.S.” shall mean the United States of America, its fifty states and the District of Columbia.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Parent Guarantor that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided in this Indenture; and (2) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Obligations” shall mean securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the Notes, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as amended.

“Voting Stock” shall mean, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” shall mean, with respect to any Subsidiary of any Person, the ownership, directly or indirectly, of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or de minimis Investments by particular residents or citizens mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section 1.2 Rules of Construction. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    The words “hereof,” “herein,” “hereunder” and similar words refer to this Indenture as a whole and not to any particular provisions of this Indenture and any subsection, Section, Article and Exhibit references are to this Indenture unless otherwise specified.

(c)    The term “documents” includes any and all documents, instruments, agreements, certificates, indentures, notices and other writings, however evidenced (including electronically).

(d)    The term “including” is not limiting and (except to the extent specifically provided otherwise) shall mean “including (without limitation).”

(e)    Unless otherwise specified, in the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including,” the words “to” and “until” each shall mean “to but excluding,” and the word “through” shall mean “to and including.”

(f)    The words “may” and “might” and similar terms used with respect to the taking of an action by any Person shall reflect that such action is optional and not required to be taken by such Person.

(g)    Unless otherwise expressly provided herein: (i) references to agreements (including this Indenture) and other documents shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent that such amendments and other modifications are not prohibited by this Indenture or the Notes and (ii) references to any Applicable Law are to be construed as including all statutory and regulatory provisions or rules consolidating, amending, replacing, supplementing, interpreting or implementing such Applicable Law.

(h)    All monetary amounts expressed in U.S. dollars includes the Dollar Equivalent thereof.

(i)    For purposes of determining whether any Indebtedness can be incurred or any transaction with Affiliates or any Investment can be made or undertaken, the Dollar Equivalent of such Indebtedness, transaction or Investment shall be determined on the date incurred, made or undertaken and no subsequent change in the computation of the Dollar Equivalent thereof shall cause such transaction which may otherwise be incurred, made or undertaken to have been incurred, made or undertaken in violation of this Indenture.

(j)    The term “will” shall be construed to have the same meaning and effect as the word “shall.”

(k)     The term “or” is not exclusive.

ARTICLE II

ISSUE, EXECUTION AND AUTHENTICATION OF NOTES;

RESTRICTIONS ON TRANSFER

Section 2.1    Creation and Designation. (a) There is hereby created a series of Notes to be issued pursuant to this Indenture and to be known as the “6.000% Senior Notes due 2027”. The Notes shall be issued in fully registered form, without interest coupons, with such applicable legends as set forth in Section 2.7 and with such omissions, variations and insertions as are permitted by this Indenture. Each Note shall be substantially in the form attached hereto as Exhibit A. The Notes may have such letters, numbers or other marks of identification and such legends or endorsements printed or typewritten thereon as may be required to comply with any Applicable Law or to conform to general usage.

(b)    The aggregate principal amount of the Notes that may be authenticated and delivered under this Indenture is U.S.$350,000,000 plus any Additional Notes issued pursuant to this Indenture as provided in this Article II. An aggregate principal amount of U.S.$350,000,000 Notes shall be issued to the applicable Holders on the Closing Date.

(c)    If any term or provision contained in the Notes shall conflict with or be inconsistent with any term or provision contained in this Indenture, then the terms and provisions of this Indenture shall govern with respect to the Notes.

Section 2.2 Authentication of Notes. Upon the written order of the Issuer directing the Trustee to authenticate and deliver the Notes (an “Authentication Order”) and delivery by the Issuer of sufficient executed Notes, the Trustee shall duly authenticate and deliver the Notes in authorized denominations in accordance with such Authentication Order.

Section 2.3 Delivery and Form of Notes. (a)The Notes, upon original issuance, shall be issued in the form of typewritten or printed Global Notes registered in the name of DTC or its nominee, and (other than DTC or its nominee) no Holder investing in the Notes shall receive a definitive note representing such Holder’s beneficial interest in any Global Notes except to the extent that definitive, fully registered, non-global Notes (“Definitive Notes”) have been issued in accordance with Section 2.8. Unless and until Definitive Notes are so issued in exchange for such Global Notes, DTC will make book entry transfers among the DTC Participants and receive and transmit distributions of principal and interest on such Global Notes to the DTC Participants.

(b)    The Notes will be issued only in fully registered form, without coupons, in denominations of U.S.$150,000 and integral multiples of U.S.$1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Trustee may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

(c)    Notes sold in reliance on Regulation S under the Securities Act will initially be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (each, a “Regulation S Global Note”) and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

(d)    Notes sold in reliance on Rule 144A will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (each, a “Rule 144A Global Note;” and together with the Regulation S Global Notes, the “Global Notes”) and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

(e)    Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC (“DTC Participants”) or persons who hold interests through DTC Participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of DTC Participants) and the records of DTC Participants (with respect to interests of persons other than participants). QIBs may hold their interests in a Rule 144A Global Note directly through DTC if they are DTC Participants, or indirectly through organizations which are DTC Participants.

(f)    Investors may hold their interests in a Regulation S Global Note directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such system. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants as DTC Participants.

(g)    So long as DTC, or its nominee, is the registered owner or Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under this Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the Applicable Procedures, in addition to those provided for under this Indenture and, if applicable, those of Euroclear and Clearstream.

(h)    Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Issuer, the Parent Guarantor, the Trustee nor any Authorized Agent (nor any of their respective agents) will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption) or the payment of any amount or delivery of any Note under or with respect to such Note. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through DTC subject to its Applicable Procedures. The Trustee and each Authorized Agent may conclusively rely and shall be fully protected in conclusively relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(i)    The Issuer expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit DTC Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

(j)    Transfers between DTC Participants will be effected in the ordinary way in accordance with DTC rules. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

(k)    The Issuer expects that DTC will take any action permitted to be taken by a Holder (including the presentation of Notes for exchange as described below) only at the direction of one or more DTC Participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction.

(l)    Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer, the Parent Guarantor, any of the Subsidiary Guarantors (if any), the Trustee, any Authorized Agent or any of their respective agents will have any responsibility or liability for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

(m)    Upon redemption of any Definitive Note, the Issuer may request certain information from the Holder to establish the Holder’s tax basis in its Definitive Note in order to calculate the Peruvian capital gains tax withholding obligation the Issuer may have with respect to any capital gain realized by the Holder. Regardless of whether the Holder provides the requested information, the Issuer will, subject to the exceptions in Section 2.12, be required to pay Additional Amounts with respect to any amounts withheld or deducted to pay Peruvian taxes on such capital gain.

Section 2.4 Execution of Notes. Each Note shall be executed on behalf of the Issuer by one of its Authorized Officer(s) and an Authorized Officer of each Guarantor shall sign a Notation of Note Guarantee on behalf of such Guarantor. Such signature may be the manual or facsimile signature of such Authorized Officer(s). With the delivery of this Indenture, each of the Issuer and the Guarantors is furnishing, and from time to time hereafter will (and, at the reasonable request of the Trustee, shall) furnish, an Officers’ Certificate identifying and certifying the incumbency and specimen signatures of its Authorized Officers. Until the Trustee receives a subsequent Officers’ Certificate updating such list, the Trustee shall be entitled to rely conclusively upon the last such Officers’ Certificate delivered to it for purposes of determining the Issuer’s or any Guarantor’s Authorized Officers. Typographical and other minor errors or defects in any signature shall not affect the validity or enforceability of any Note that has been duly executed by the Issuer and authenticated and delivered by the Trustee.

In case any Authorized Officer of the Issuer who shall have signed any Note shall cease to be an Authorized Officer of the Issuer before the Note so signed shall be authenticated and delivered by the Trustee or disposed of by or on behalf of the Issuer, such Note nevertheless may be authenticated and delivered or disposed of as if the Person who signed such Note on behalf of the Issuer had not ceased to be such Authorized Officer. Any Note signed on behalf of the Issuer by a Person who, as at the actual date of his/her execution of such Note, is an Authorized Officer of the Issuer, shall be a valid and binding obligation of the Issuer notwithstanding that at the date hereof any such Person is not an Authorized Officer of the Issuer. Any Notation of Note Guarantee signed on behalf of a Guarantor by a Person who, as at the actual date of his/her execution of such Notation of Note Guarantee, is an Authorized Officer of such Guarantor, shall be a valid and binding obligation of such Guarantor notwithstanding that at the date hereof any such Person is not an Authorized Officer of such Guarantor.

Section 2.5    Certificate of Authentication. The form of the Trustee’s certificate of authentication to be borne by the Notes shall be substantially as follows:

FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated:

This is one of the Notes referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

Only such Notes as shall bear the Trustee’s certificate of authentication and are executed by the Trustee by manual signature of one of its authorized signatories following receipt by the Trustee of an Authentication Order directing the Trustee to authenticate the Notes shall be entitled to the benefits of this Indenture or be valid or obligatory for any purpose. Such certification by the Trustee upon any Note executed by or on behalf of the Issuer shall be conclusive evidence that such Note has been duly authenticated and delivered hereunder. Each Note shall be dated the date of its authentication.

Section 2.6 Restrictions on Transfer. Notwithstanding any other provisions hereof to the contrary:

(a)    Except as provided in Section 2.8, a Global Note may not be transferred, in whole or in part, to any Person other than DTC or a nominee thereof, and no such transfer to any such other Person may be registered (any such transfer being null and void ab initio); provided that this Section 2.6(a) shall not prohibit any transfer of a beneficial interest in a Global Note effected in accordance with the other provisions of this Section 2.6. Any transfer of a Global Note (or beneficial interests therein) shall be in the authorized denominations set forth in Section 2.3(b).

(b)    If the owner of a beneficial interest in the Rule 144A Global Note wishes at any time to exchange its beneficial interest therein (or any portion thereof) for a beneficial interest in the Regulation S Global Note, or to transfer such beneficial interest (or any portion thereof) to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Regulation S Global Note, then such exchange or transfer may be effected, subject to the applicable rules and procedures of DTC (the “Applicable Procedures”) and minimum denomination requirements, only in accordance with this Section 2.6(b). Upon receipt by the Trustee at its Corporate Trust Office of: (i) written instructions given in accordance with the Applicable Procedures from a DTC Participant directing the Trustee to credit or cause to be credited to a specified DTC Participant’s account a beneficial interest in the Regulation S Global Note in a principal balance equal to that of the beneficial interest in the Rule 144A Global Note to be so exchanged or transferred, (ii) a written order given in accordance with the Applicable Procedures containing information regarding the account of the DTC Participant to be credited with, and the account of the DTC Participant to be debited for, such beneficial interest and (iii) a certificate in substantially the form of Exhibit B given by the transferor of such beneficial interest in the Rule 144A Global Note, the Trustee shall instruct DTC to reduce the balance of the Rule 144A Global Note and to increase the balance of the Regulation S Global Note by the amount of the beneficial interest in the Rule 144A Global Note to be so exchanged or transferred, and to credit or cause to be credited to the account of the DTC Participant (which may be the DTC Participant for Euroclear or Clearstream or both, as the case may be) for the benefit of such Person specified in such instructions a beneficial interest in the Regulation S Global Note having a principal balance equal to the amount by which the balance of the Rule 144A Global Note was reduced upon such exchange or transfer.

(c)    If the owner of a beneficial interest in the Regulation S Global Note wishes at any time to exchange its beneficial interest therein (or any portion thereof) for a beneficial interest in the Rule 144A Global Note, or to transfer such beneficial interest (or any portion thereof) to a Person who wishes to take delivery thereof in the form of a beneficial interest in the Rule 144A Global Note, then such exchange or transfer may be effected, subject to the Applicable Procedures and minimum denomination requirement, only in accordance with this Section 2.6(c). Upon receipt by the Trustee at its Corporate Trust Office of: (i) written instructions given in accordance with the Applicable Procedures from a DTC Participant directing the Trustee to credit or cause to be credited to a specified DTC Participant’s account a beneficial interest in the Rule 144A Global Note in a principal balance equal to that of the beneficial interest in the Regulation S Global Note to be so exchanged or transferred, (ii) a written order given in accordance with the Applicable Procedures containing information regarding the account of the DTC Participant (and, if applicable, the Euroclear or Clearstream account, as the case may be) to be debited with, and the account of the DTC Participant to be credited for, such beneficial interest and (iii) a certificate in substantially the form set forth in Exhibit C given by the transferor of such beneficial interest in the Regulation S Global Note, the Trustee shall instruct DTC to reduce the balance of the Regulation S Global Note and to increase the balance of the Rule 144A Global Note, by the principal balance of the beneficial interest in the Regulation S Global Note to be so exchanged or transferred, and to credit or cause to be credited to the account of the DTC Participant for the benefit of such Person specified in such instructions a beneficial interest in the Rule 144A Global Note having a principal balance equal to the amount by which the balance of the Regulation S Global Note was reduced upon such exchange or transfer.

(d)    If a Global Note or any portion thereof (or beneficial interest therein) is exchanged for a Definitive Note pursuant to Section 2.8, then such Definitive Note may in turn be exchanged (upon transfer or otherwise) for other Definitive Notes only in accordance with such procedures, which shall be substantially consistent with the provisions of this Section 2.6 (including any certification requirement intended to ensure that transfers and exchanges of Definitive Notes comply with Rule 144A or Regulation S, as the case may be) and any Applicable Laws, as may be adopted from time to time by the Issuer and notified to the Trustee in writing.

(e)    Neither the Issuer nor the Registrar will be required (i) to issue, register the transfer of or exchange any Note for a period beginning at the opening of business fifteen (15) days before the giving of a notice of redemption or purchase of Notes to be redeemed or purchased pursuant to an Offer to Purchase, as the case may be, and ending at the close of business on the day such notice is given.

Section 2.7 Restrictive Legends. (a) Global Notes shall bear a Global Note legend and the applicable restrictive legend in substantially the form set forth in Exhibit A hereof. Definitive Notes shall be in substantially the form set forth in Exhibit A hereof excluding the Global Note legend set forth thereon.

(b)    The applicable restrictive legend set forth on Exhibit A may be removed from a Global Note if there is delivered to the Issuer and the Trustee such evidence satisfactory to the Issuer, which shall include an Opinion of Counsel, as may reasonably be required by the Issuer that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers of such Note (or beneficial interests therein) will not violate the registration requirements of the Securities Act. Upon provision of such evidence satisfactory to the Issuer, the Trustee, upon receipt of an Authentication Order, shall authenticate and deliver in exchange for such Note a Global Note (or Notes) having an equal aggregate principal balance that does not bear such restrictive legend.

(c)    If such a restrictive legend required for a Note has been removed as provided in clause (b) of this Section 2.7 then no other Note issued in exchange for all or any part of such Note shall bear such legend unless the Issuer has reasonable cause to believe that such other Note is a “restricted security” within the meaning of Rule 144 under the Securities Act and instructs the Trustee to cause the applicable restrictive legend to appear thereon.

(d)    Neither the Trustee not any Authorized Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or Applicable Law with respect to any transfer of any interest in any Note (including any transfers between or among DTC Participants or owners of beneficial interests in any Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, this Indenture, and to examine the same to determine material compliance as to form with the express requirements hereof.

Section 2.8 Issuance of Definitive Notes. (a) A Global Note shall be exchangeable for a Definitive Note if (i) (x) DTC notifies the Issuer or the Trustee in writing that it is unwilling or unable to continue as the depository for a Global Note, or (y) that it ceases to be a “clearing agency” registered under the Exchange Act and in respect to (x) or (y) the Issuer is unable to locate a qualified successor depository within ninety (90) days of such notice or (ii) at any time there shall have occurred and be continuing an Event of Default with respect to the Notes. In each case, the Trustee shall notify all applicable Holders, through DTC, of the occurrence of any such event and of the availability of Definitive Notes to beneficial owners. Upon the giving of such notice and the surrender of the Global Notes by DTC, accompanied by registration instructions, the Trustee shall deliver Definitive Notes (which shall be in definitive, fully registered, non-global form without interest coupons) for the Global Notes. If Definitive Notes are to be issued in accordance with this Section 2.8, then the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes. Unless counsel to the Issuer determines otherwise in accordance with Applicable Law and the procedures set forth in Section 2.7(b), any such Definitive Notes shall bear the appropriate transfer-restriction legends.

(b)    Until Definitive Notes are ready for delivery, the Issuer may prepare and, upon receipt of an Authentication Order, the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and, upon receipt of an Authentication Order, the Trustee shall authenticate Definitive Notes and deliver them in exchange for temporary Notes. Until so exchanged, the Holders of temporary Notes shall have all of the rights and obligations under this Indenture as Holders of Definitive Notes.

Section 2.9 Persons Deemed Owners. Before due presentation of a Note for registration of transfer, the Trustee and any Authorized Agent or any of their respective agents shall treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving distributions and for all other purposes whatsoever, and neither the Trustee nor any Authorized Agent or other such agent shall be affected by any notice to the contrary.

Section 2.10 Payment of Notes. (a) The Notes will mature on February 3, 2027 (the “Maturity Date”), unless earlier redeemed or repurchased pursuant to the terms thereof and this Indenture.

(b)    The Notes will bear interest at a rate of 6.000% per annum payable semiannually in arrears on February 3 and August 3 of each year (each, an “Interest Payment Date”), commencing August 3, 2020. Interest on the Notes will accrue from the Issue Date or from the most recent Interest Payment Date to which interest has been paid or duly provided for.

(c)    Interest will be paid to Holders of record at the close of business on February 1 and August 1 immediately preceding an Interest Payment Date whether or not a Business Day (each, a “Record Date”), notwithstanding any transfer, exchange or cancellation thereof after a Record Date and prior to the immediately following Interest Payment Date. In any case in which the date of the payment of principal of, premium, if any, or interest on the Notes (including any payment to be made on any date fixed for redemption or purchase of any Note) is not a Business Day in the relevant place of payment, then payment of principal, premium, if any, or interest need not be made in such place on such date but may be made on the next succeeding Business Day in such place. Any payment made on such Business Day will have the same force and effect as if made on the date on which such payment is due, and no interest on the Notes will accrue for the period after such date. Interest on the Notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

(d)    All payments on the Notes will be made in U.S. dollars. The Issuer agrees to pay the principal of, premium, if any, or interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. No later than 10:00 a.m. one Business Day prior to each payment date, the Issuer will deposit with the Trustee (or Paying Agent) U.S. dollars in immediately available funds sufficient to pay such amounts due on such payment date.

(e)    All payments on Definitive Notes will be made at the office or agency of the Issuer maintained for that purpose in the Borough of Manhattan, The City of New York (which initially will be the Corporate Trust Office of the Trustee), and the Notes may be presented for registration of transfer or exchange at such office or agency; provided that, at the option of the Issuer, payment of interest with respect to Definitive Notes may be made by check mailed to the address of the Holders as such address appears in the Register; provided further that payments on the Notes held in global form will be made to DTC in accordance with its Applicable Procedures.

Section 2.11 Additional Notes.    (a) Subject to the limitations set forth under Section 4.1(a), the Issuer may, from time to time, without notice to or the consent of the Holders, create and issue Additional Notes having the same terms and conditions as the Notes issued on the Closing Date (including the benefit of the Parent Guarantee and any Subsidiary Guarantees) in all respects (or in all respects except for the issue date, issue price and the first Interest Payment Date and, to the extent necessary, certain temporary securities law transfer restrictions) (“Additional Notes”); provided that the Issuer shall have delivered to the Trustee (i) an Officers’ Certificate certifying that the issuance of such Additional Notes does not contravene any provision of Section 4.1(a) and any other information the Issuer may determine to include or the Trustee may reasonably request, and (ii) an Opinion of Counsel (subject to customary qualifications) that (A) the form and terms of such Additional Notes have been established in conformity with the provisions of this Indenture and (B) such Additional Notes, when authenticated and delivered by the Trustee and issued by the Issuer in the manner and subject to any conditions specified in such Opinion of Counsel, and the Note Guarantees will constitute valid and legally binding obligations of the Issuer and (in a separate Opinion of Counsel if necessary) the Guarantors, as applicable, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles.

(b)    Additional Notes shall be consolidated and form a single class with the previously outstanding Notes issued pursuant to this Indenture and vote together as one class on all matters with respect to such Notes; provided that Additional Notes that are not fungible with the previously outstanding Notes for United States federal income tax purposes shall be issued under a separate CUSIP or other identifier number.

Section 2.12 Additional Amounts. All payments of principal of, premium (if any) and interest on the Notes and all payments under any Note Guarantee will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within Peru, any jurisdiction from or through which payment on the notes is made or any jurisdiction in which the Issuer or any applicable Guarantor, or any successor of the Issuer or any applicable Guarantor, wherein any successor assumes the obligations of the Notes and this Indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of the predecessors assets, is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein) (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, the Issuer or the applicable Guarantor, as the case may be, will make such deduction or withholding, make payment of the amount so withheld to the appropriate Governmental Authority and will pay such additional amounts (“Additional Amounts”) as will result in receipt by the Holders of such amounts as would have been received by the Holders had no such withholding or deduction been required, except that no Additional Amounts will be payable:

(a)    for or on account of:

(i)    any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(1)    the existence of any present or former connection between the Holder or beneficial owner of such Note or Note Guarantee, as the case may be, and the Relevant Jurisdiction, including, without limitation, such Holder or beneficial owner being or having been a citizen or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein, other than merely holding such Note or the receipt of payments thereunder or under the Note Guarantee;

(2)    the presentation of such Note (where presentation is required) more than thirty (30) days after the later of the date on which the payment of the principal of, premium, if any, or interest on, such Note became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the Holder thereof would have been entitled to such Additional Amounts if it had presented such Note for payment on any day within such thirty (30) day period;

(3)    the failure of the Holder or beneficial owner to comply with a timely request of the Issuer or any Guarantor addressed to the Holder or beneficial owner, as the case may be, to provide information concerning such Holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request under applicable law, regulation or administrative practice or treaty would have reduced or eliminated any withholding or deduction as to which Additional Amounts would have otherwise been payable to such Holder; or

(4)    the presentation of such Note (where presentation is required) for payment in the Relevant Jurisdiction, unless such Note could not have been presented for payment elsewhere;

(ii)    any estate, inheritance, gift, sale, transfer, excise or personal property or similar tax, assessment or other governmental charge;

(iii)    any tax, assessment or other governmental charge that is payable otherwise than by withholding or deduction from payments of principal, premium (if any) or interest on the Notes;

(iv)    any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal, premium (if any) or interest on the Note, if such tax, assessment or other governmental charge results from the presentation of such Note for payment (where presentation is required) and the payment can be made without such withholding or deduction by the presentation of such Note for payment to at least one other Paying Agent; or

(v)    any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (i), (ii), (iii), and (iv) of this Section 2.12(a).

(b)    With respect to any payment of the principal of, or premium, if any, or interest on, such Note or any payment under any Note Guarantee to a Holder, if the Holder is a fiduciary, partnership or person other than the sole beneficial owner of such payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or another beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner, or beneficial owner been the Holder thereof.

(c)    Whenever there is mentioned in any context the payment of principal of, and any premium or interest on, any Note or under any Note Guarantee, such mention will be deemed to include payment of Additional Amounts provided for in this Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(d)    The Issuer intends to withhold Peruvian taxes from interest payments on the Notes at a rate of 4.99% and to pay Additional Amounts, subject to the conditions of this Section 2.12, with respect thereto for so long as the Notes are held by DTC or its nominee.

(e)    The Issuer will promptly furnish to the Trustee either certified copies of tax receipts evidencing the payment of any taxes so deducted or withheld pursuant to applicable law by the Issuer, or, if such receipts are not obtainable, other evidence of such payments by the Issuer reasonably satisfactory to the Trustee.

(f)    The obligation of the Issuer to pay Additional Amounts will survive the repayment of the Notes and the sale or transfer of the Notes (or beneficial interests therein) by any investor.

Section 2.13 Mutilated, Destroyed, Lost or Stolen Notes. (a) In case any Note shall become mutilated, defaced, destroyed, lost or stolen, the Issuer will execute and the Trustee will, upon receipt of an Authentication Order, authenticate, register and deliver a new Definitive Note of like tenor and equal principal amount registered in the same manner, dated the date of its authentication and bearing interest from the date to which interest has been paid on such Note, in exchange and substitution for such Note (upon surrender and cancellation thereof in the case of mutilated or defaced Notes) or in lieu of and in substitution for such Note. In case a Note is destroyed, lost or stolen, the applicant for a substitute Note shall furnish the Issuer and the Trustee (i)    such security or indemnity as may be required by them to save each of them harmless and (ii)    satisfactory evidence of the destruction, loss or theft of such Note and of the ownership thereof. Upon the issuance of any substituted Note, the Trustee may require the payment by the registered Holder thereof of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any fees and expenses (including those of the Trustee and its counsel) connected therewith.

(b)    With respect to mutilated, defaced, destroyed, lost or stolen Definitive Notes, a Holder thereof may obtain new Definitive Notes from the office of the Registrar.

(c)    Notwithstanding any statement herein, the Issuer and the Trustee reserve the right to impose such transfer, certificate, exchange or other requirements, and to require such restrictive legends on Notes, as the Issuer may determine are necessary to ensure compliance with the securities laws of the United States and the states therein and any other applicable laws.

Section 2.14 Cancellation. (a) All Notes surrendered for payment, exchange or redemption, or deemed lost or stolen, shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee by such Person and shall be promptly canceled by the Trustee (or, if lost or stolen and not yet replaced pursuant to Section 2.13, delivered to the applicable Holder). No Note shall be authenticated in lieu of or in exchange for any Note canceled as provided in this Section except as expressly permitted by this Indenture. All canceled Notes held by the Trustee shall be disposed of or held by it in accordance with its standard retention policy.

(b)    Any Note(s) (or beneficial interests therein) that are acquired by the Issuer may be canceled upon the election and written direction of the Issuer to do so; provided, however, that no cancellation may be made between a Record Date and the next Interest Payment Date. In order to effect such cancellation, the Issuer shall send to the Trustee a written notice that it owns such Note(s) (or beneficial interest(s)) and wishes to have the indicated principal amount thereof cancelled (which ownership the Issuer shall evidence to the satisfaction of the Trustee). Upon receipt of any such notice and satisfactory evidence, the Issuer hereby instructs the Trustee promptly to cause such principal amount of Notes to be cancelled (including, if applicable, confirming such cancellation with DTC). Upon any such cancellation, the remaining unpaid principal amount of the Notes shall be reduced to take into effect such cancellation and the calculation of interest (and other calculations under this Indenture) shall take into effect such cancellation.

Section 2.15 Registration of Transfer and Exchange of Notes. (a) The Registrar shall register Notes and transfers and exchanges thereof as provided herein. The Registrar, the Transfer Agent and each transfer agent and co-registrar (if any) appointed with respect to the Notes shall be referred to collectively as the Transfer Agents. The Registrar shall cause to be kept at the office or agency to be maintained by it in accordance with Section 8.11 a register (the “Register”) in which, subject to restrictions on transfer set forth herein, and such other reasonable regulations as it may prescribe, the Registrar shall provide for: (i) the registration of the Notes and (ii) the registration of transfers and exchanges of the Notes as provided herein. The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders received by the Trustee.

(b)    Upon surrender for registration of transfer of any Note at the Corporate Trust Office or such other office or agency maintained by the Trustee in accordance with Section 8.11, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver, in the name of the designated transferee (and, if the transfer is for less than all of the applicable Note, the transferor), one or more new Note(s) executed by the Issuer in authorized denominations of a like aggregate principal balance and deliver such new Note(s) to the applicable Holder(s).

(c)    Every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Trustee (or the applicable Transfer Agent) duly executed by the applicable Holder or its attorney duly authorized in writing.

(d)    No service charge shall be charged to a Holder for any registration of transfer or exchange of Notes, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

(e)    All Notes surrendered for registration of transfer or exchange shall be canceled and subsequently destroyed or retained by the Trustee in accordance with its standard retention policy.

In addition to the other provisions herein, the Issuer reserves the right to impose such transfer, certificate, exchange or other requirements, and to require such restrictive legends on a Note, as it may determine are necessary to ensure compliance with the securities laws of the United States and the states thereof and any other Applicable Laws.

Section 2.16 CUSIP Numbers.

The Issuer in issuing the Notes may use “CUSIP” or “ISIN” or similar numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” or “ISIN” or similar numbers in notices of redemption as a convenience to Holders; provided that the Trustee shall have no liability for any defect in the “CUSIP” or “ISIN” or similar numbers as they appear on any of the Notes, notices or elsewhere, and, provided further that any such notice may state that no representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee in writing of any change in the “CUSIP” or “ISIN” or similar numbers.

ARTICLE III

REDEMPTION OF NOTES

Section 3.1 Applicability of Article. The Notes that are redeemable before the Maturity Date shall be redeemable in accordance with their terms and in accordance with this Article III.

Section 3.2 Election to Redeem. The election of the Issuer to redeem any Notes shall be authorized by a shareholder’s resolution of the Issuer and evidenced by an Officers’ Certificate delivered to the Trustee at least forty-five (45) days before the Redemption Date (unless a shorter period shall be agreed to by the Trustee). In the case of any redemption of Notes prior to the expiration of any restriction on such redemption provided in the terms of such Notes or elsewhere in this Indenture, or pursuant to an election by the Issuer which is subject to a condition specified in the terms of such Notes or elsewhere in this Indenture, the Issuer shall furnish the Trustee with an Officers’ Certificate and an Opinion of Counsel evidencing compliance with such restriction or condition.

Section 3.3 Optional Redemption. (a) At any time prior to February 3, 2024, the Issuer may at its option redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the Redemption Date (a “Make-Whole Redemption”) calculated by the Issuer. The Issuer will give not less than thirty (30) days’ or more than sixty (60) days’ notice to Holders of any Make-Whole Redemption.

(b)    At any time and from time to time prior to February 3, 2023, the Issuer may redeem up to 40.0% of the aggregate principal amount of the Notes with the Net Cash Proceeds of one or more sales of Common Stock of the Parent Guarantor or the Issuer in an Equity Offering at a redemption price of 106.000% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to (but not including) the Redemption Date (an “Equity Claw-Back Redemption”); provided that at least 60.0% of the aggregate principal amount of the Notes originally issued on the Issue Date remains outstanding after each such redemption and any such redemption takes place within sixty (60) days after the closing of the related Equity Offering. The Issuer will give not less than thirty (30) days’ nor more than sixty (60) days’ notice to the Holders of any Equity Claw-Back Redemption.

(c)    At any time and from time to time on or after February 3, 2024, the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, to (but not including) the Redemption Date if redeemed during the twelve-month period beginning on February 3 of the years indicated below:

Year	Percentage
2024	103.000%
2025	101.500%
2026 and thereafter	100.000%

(d)    The Issuer will give not less than thirty (30) days’ nor more than sixty (60)days’ notice to the Holders of any redemption pursuant to the preceding clause (c) of this Section 3.3.

(e)    A Note of U.S.$150,000 in principal amount or less shall not be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount to be redeemed. A Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption and paid in full. In addition, the Issuer must pay accrued and unpaid interest and Additional Amounts, if any, on the Notes redeemed.

(f)    Notice of redemption to each Holder of Notes shall be given in accordance with the provisions set out under Section 3.6 not less than thirty (30) days and not more than sixty (60) days prior to the Redemption Date.

Section 3.4 Optional Tax Redemption. (a) The Notes may be redeemed, at the option of the Issuer, as a whole but not in part, upon giving not less than thirty (30) days’ nor more than sixty (60) days’ notice to the Holders (which notice will be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including any Additional Amounts), if any, to (but not including) the Redemption Date if, as a result of:

(i)    any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Jurisdiction affecting taxation; or

(ii)    any change in, or amendment to, the official application or interpretation of such laws, regulations or rulings (including, without limitation, a holding, judgment or order by a court of competent jurisdiction or other Governmental Authority), which change or amendment becomes effective (1) with respect to the Issuer or any applicable Guarantor, on or after the Issue Date and (2) with respect to any successor of the Issuer or any applicable Guarantor, wherein any successor assumes the obligations of the Notes or any Note Guarantee, as the case may be, and this Indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of the predecessor’s assets (each a “Surviving Person”), on or after the day such Surviving Person becomes a Surviving Person, with respect to any payment due or to become due under the Notes, this Indenture or any Note Guarantee, and the Issuer or any applicable Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts with respect to taxes of Peru or Cyprus at a rate in excess of 30%, and such requirement cannot be avoided by the Issuer or any applicable Guarantor, as the case may be, taking reasonable measures available to it; provided that for the avoidance of doubt changing the jurisdiction of the Issuer or any applicable Guarantor is not a reasonable measure for the purposes of this Section 3.4; and provided further that no such notice of redemption will be given earlier than thirty (30) days prior to the earliest date on which the Issuer or any applicable Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Notes or such Note Guarantee were then due.

(b)    Prior to giving any notice of redemption of the Notes pursuant to the foregoing, the Issuer or any applicable Guarantor, as the case may be, will deliver to the Trustee:

(i)    an Officers’ Certificate stating that such change or amendment referred to in clause (a) of this Section 3.4 has occurred, and describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer or any applicable Guarantor, as the case may be, taking reasonable measures available to it; and

(ii)    an Opinion of Counsel or an opinion of a tax consultant, each of recognized standing with respect to tax matters in the Relevant Jurisdiction, as the case may be, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in clause (a) of this Section 3.4.

Such certificate and opinion shall constitute sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders. The notice of redemption, once delivered to the Holders, will be irrevocable.

(c)    Any Notes that are redeemed will be cancelled.

Section 3.5 Selection of Notes to be Redeemed. In the event not all of the Notes are to be redeemed:

(a)    the Notes will be selected for redemption pro rata, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, subject to, in the case of Global Notes, the Applicable Procedures of DTC. The Issuer will only redeem Notes in multiples of U.S.$1,000 in original principal amount; provided, however, that the unredeemed portion of any Note redeemed in part shall be in a principal amount of U.S.$150,000 or an integral multiple of U.S.$1,000 in excess thereof;

(b)    Notes shall be excluded from eligibility for selection for redemption if they are identified by registration and certificate number in a written statement signed by an Authorized Officer of the Issuer and delivered to the Trustee at least sixty (60) days prior to the Redemption Date as being owned of record and beneficially by, and not pledged or hypothecated by any of (i) the Issuer, (ii) the Parent Guarantor, or (iii) a Person specifically identified in such written statement which is an Affiliate of the Issuer or the Parent Guarantor;

(c)    the Trustee shall promptly notify the Issuer in writing of any Definitive Notes selected for redemption and, in the case of any Definitive Notes selected for partial redemption, the principal amount thereof to be redeemed; and

(d)    for all purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Notes redeemed or to be redeemed only in part, to the portion of the principal amount of such Notes which has been or is to be redeemed.

Section 3.6 Notice of Redemption. At least thirty (30) days, but, in any case, not more than sixty (60) days before a date fixed by the Issuer pursuant Section 3.3 or Section 3.4 (a “Redemption Date”), the Issuer will give written notice of redemption to the each Holder whose Notes are to be redeemed (with a copy to the Trustee and any Paying Agent) in the manner provided for in Section 10.5. All notices of redemption shall identify the Notes to be redeemed and shall state:

(a)    the Redemption Date;

(b)    the redemption price;

(c)    that on the Redemption Date the redemption price will become due and payable upon each such Note to be redeemed and from and after such date (unless the Issuer shall default in the payment of the redemption price) the Notes shall cease to bear interest;

(d)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date upon surrender of such Note, a Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(e)    the place or places where such Notes are to be surrendered for payment of the redemption price; and

(f)    CUSIP(s), and, if applicable, ISIN(s), and that no representation is made as to the correctness or accuracy of the CUSIP and/or ISIN numbers, if any, listed in such notice or printed on the Notes.

If the Issuer elects to have the Trustee give notice of redemption, then the Issuer shall deliver to the Trustee, at least forty-five (45) days before the Redemption Date (unless a shorter period shall be agreed to by the Trustee), a notice requesting that the Trustee give notice of redemption and providing the form of notice of redemption required by this Section 3.6 and the Trustee shall give the notice in the name of the Issuer and at the Issuer’s expense.

Section 3.7 Notes Payable on Redemption Date. (a) Notice of redemption having been given as set forth in Section 3.6, the Notes shall, on the Redemption Date, become due and payable at the redemption price therein specified, and from and after such date (unless the Issuer shall default in the payment of the redemption price) the Notes shall cease to bear interest. Upon surrender of any Note for redemption in accordance with said notice, such Note shall be paid by the Issuer at the redemption price, together with accrued and unpaid interest to the Redemption Date.

(b)    If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal thereof (and premium, if any) and accrued and unpaid interest thereon, as applicable, shall, until paid, bear interest from the Redemption Date at the rate prescribed therefor in the Note.

Section 3.8 Purchased and Redeemed Notes. (a) A Note does not cease to be outstanding because a Guarantor or any Affiliate of a Guarantor holds the Note, provided that in determining whether the Holders of the requisite amount of outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver under this Indenture, Notes owned by a Guarantor or any Affiliate of a Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as outstanding if the pledgee establishes that the pledgee’s right to act with respect to such Notes and that the pledgee is not a Guarantor or an Affiliate of a Guarantor.

(b)    The Parent Guarantor or any Affiliate of the Issuer or Parent Guarantor (including the Issuer) may, at any time, purchase any Note in the open market, negotiated transactions or otherwise at any price. Any Note so purchased may be surrendered to the Trustee, and if so surrendered shall be cancelled by the Trustee.

ARTICLE IV

COVENANTS

Section 4.1 Covenants of the Issuer and the Guarantors. The Issuer and each of the Guarantors agree that so long as any amount payable by it under this Indenture or the Notes remain unpaid, they shall, and shall cause its Restricted Subsidiaries, as applicable, to comply with the following covenants:

(a)    Limitation on Indebtedness and Disqualified Stock.

(i)    The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (including Acquired Indebtedness) or Disqualified Stock; provided that the Parent Guarantor, the Issuer and any Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness) if, immediately after giving effect on a pro forma basis to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio of the Parent Guarantor is less than 3.50 to 1.0.

(ii)    Notwithstanding the foregoing, the Parent Guarantor, the Issuer, any Subsidiary Guarantor and, solely to the extent expressly provided below, any Non-Guarantor Subsidiary, may Incur each and all of the following (“Permitted Indebtedness”):

(1)    Indebtedness under the Notes (excluding any Additional Notes) and the Note Guarantees;

(2)    Indebtedness of the Parent Guarantor, the Issuer, any Subsidiary Guarantor or any Non-Guarantor Subsidiary outstanding on the Issue Date excluding short-term indebtedness that would be eligible to be incurred pursuant to Section 4.1(a)(ii)(12);

(3)    Indebtedness of the Parent Guarantor, the Issuer, any Subsidiary Guarantor or any Non-Guarantor Subsidiary owed to the Parent Guarantor or any Restricted Subsidiary; provided that (i) any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Parent Guarantor or any Restricted Subsidiary) will be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (3) and (ii) if the Issuer, the Parent Guarantor or any Subsidiary Guarantor is the obligor on such Indebtedness and the obligee is not the Issuer or a Guarantor, such Indebtedness must expressly be subordinated in right of payment to the Notes and the Guarantee;

(4)    Indebtedness (“Permitted Refinancing Indebtedness”) issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness Incurred under clause (i) or clauses (ii)(1) or (ii)(2) of this Section 4.1(a) and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that (i) Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes or the Note Guarantees shall only be permitted under this clause (4) if (x) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes or the Note Guarantees, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinated in right of payment to, the remaining Notes or such Note Guarantees, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes or the Note Guarantees, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes or such Note Guarantees at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes or such Note Guarantees, (ii) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not have a Stated Maturity prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded, and (iii) in no event may Indebtedness of the Issuer or any Guarantor be refinanced pursuant to this clause (4) by means of any Indebtedness of any Restricted Subsidiary (other than the Issuer) that is not a Guarantor;

(5)    Hedging Obligations arising under Commodity Hedging Agreements, Currency Agreements or Interest Rate Agreements which, when entered into, were entered into in the ordinary course of business for the purpose of protecting the Parent Guarantor, the Issuer or any Restricted Subsidiary from fluctuations in interest rates, currency exchange rates or the price of commodities and not for speculation;

(6)    Indebtedness in respect of any obligations under workers’ compensation claims, severance payment obligations, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, regulatory or other legal obligations, bankers’ acceptances, promissory notes, performance, surety or similar bonds, appeal or similar bonds, letters of credit or completion or performance guarantees and factoring and other financing of payables or receivables, or similar obligations in the ordinary course of business;

(7)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of its Incurrence;

(8)    Indebtedness arising under agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case Incurred or assumed in connection with the acquisition or disposition of a business, assets or Capital Stock of a Restricted Subsidiary; provided that, in the case of a disposition, the maximum aggregate liability in respect of such Indebtedness will at no time exceed the gross proceeds actually received by the Parent Guarantor, the Issuer or such Restricted Subsidiary in connection with such disposition;

(9)    Acquired Indebtedness; provided that immediately after giving effect on a pro forma basis to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Consolidated Leverage Ratio would be not greater than the Consolidated Leverage Ratio determined immediately before such Incurrence and the consummation of the related acquisition;

(10)    Permitted Subsidiary Indebtedness;

(11)    Guarantees of any Indebtedness permitted to be Incurred under this Section 4.1(a); and

(12)    other Indebtedness Incurred by the Issuer, the Parent Guarantor or any Subsidiary Guarantor, in an aggregate principal amount, together with any other outstanding Indebtedness Incurred by the Issuer, the Parent Guarantor or any Subsidiary Guarantor since the Issue Date of the Notes, not to exceed the greater of (a) U.S.$65.0 million (or the Dollar Equivalent thereof) and (b) 10.0% of the Parent Guarantor’s Consolidated Net Tangible Assets at any time outstanding.

For purposes of determining compliance with this Section 4.1(a), in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in clauses (ii)(1) through (ii)(12) of this Section 4.1(a), including under the provision in clause (i) of this Section 4.1(a), the Parent Guarantor will be permitted to classify such item of Indebtedness on the date of its incurrence and may, in its sole discretion, divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later re-divide or reclassify all or a portion of such item of Indebtedness in any manner that complies with this Section 4.1(a) at such time. Notwithstanding any other provision of this Section 4.1(a), the maximum amount of Indebtedness that may be Incurred pursuant to this Section 4.1(a) shall not be deemed to be exceeded as a result solely of fluctuations in exchange rates or currency values after the date of Incurrence of such Indebtedness. It is further understood that for purposes of determining any particular amount of Indebtedness under clauses (i) and (ii) of this Section 4.1(a), Guarantees of (or obligations with respect to letters of credit supporting) Indebtedness otherwise included in the determination of such amount shall not also be included. Accrual of interest, accrual of dividends, payment of interest in the form of additional Indebtedness, payment of dividends in the form of shares of Preferred Stock, accretion or amortization of original issue discount will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.1(a).

(b)    Limitation on Restricted Payments. The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly (the payments or any other actions described in clauses (i) through (iv) below being collectively referred to as “Restricted Payments”):

(i)    declare or pay any dividend or make any distribution on or with respect to the Parent Guarantor’s or any Restricted Subsidiary’s Capital Stock other than dividends or distributions payable in shares of the Parent Guarantor’s or any Restricted Subsidiary’s Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock;

(ii)    purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Parent Guarantor or any Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Persons other than the Parent Guarantor, the Issuer or any of its Restricted Subsidiaries;

(iii)    make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness that is expressly subordinated in right of payment to the Notes or any Note Guarantee (excluding any intercompany Indebtedness between or among the Parent Guarantor, the Issuer and any Restricted Subsidiary); or

(iv)    make any Investment, other than a Permitted Investment;

if, at the time of, and after giving effect to, the proposed Restricted Payment:

(1)    a Default has occurred and is continuing or would occur as a result of such Restricted Payment;

(2)    the Parent Guarantor could not Incur at least U.S.$1.00 of Indebtedness under Section 4.1(a)(i); or

(3)    such Restricted Payment, together with the aggregate amount of all Restricted Payments declared or made by the Parent Guarantor and its Restricted Subsidiaries after the Issue Date, (excluding Restricted Payments permitted by clauses (B), (C) and (F)) below will exceed the sum of:

(A)    50% of the aggregate amount of the Consolidated Net Income of the Parent Guarantor (or, if the Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately preceding the Issue Date and ending on the last day of the Parent Guarantor’s most recently ended fiscal quarter for which consolidated financial statements of the Parent Guarantor are available and have been provided to the Trustee at the time of such Restricted Payment; plus

(B)    100% of the aggregate Net Cash Proceeds received by the Parent Guarantor, the Issuer or any Restricted Subsidiary after the Issue Date as a capital contribution to its common equity by, or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to, a Person who is not a Subsidiary of the Parent Guarantor, the Issuer or any Restricted Subsidiary, including any such Net Cash Proceeds received upon (x) the conversion of any Indebtedness (other than Subordinated Indebtedness) of the Parent Guarantor into Capital Stock (other than Disqualified Stock) of the Parent Guarantor, the Issuer or any Restricted Subsidiary, or (y) the exercise by a Person who is not a Subsidiary of the Parent Guarantor of any options, warrants or other rights to acquire Capital Stock of the Parent Guarantor (other than Disqualified Stock), in each case after deducting the amount of any such Net Cash Proceeds used to redeem, repurchase, defease or otherwise acquire or retire for value any Subordinated Indebtedness or Capital Stock of the Parent Guarantor, the Issuer or any Restricted Subsidiary; plus

(C)    an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) that were made after the Issue Date in any Person resulting from (a) repurchases or redemptions of such Investments by such Person, proceeds realized upon the sale or other disposition and such Investments, releases of Guarantees, payments of interest on Indebtedness, dividends or repayments of loans or advances by such Person, in each case to the Parent Guarantor or any Restricted Subsidiary (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income), or (b) from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Investments made by the Parent Guarantor or a Restricted Subsidiary after the Issue Date in any such Person; plus

(D)    the amount by which Indebtedness is reduced on the consolidated balance sheet of the Parent Guarantor upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Parent Guarantor, the Issuer or any Restricted Subsidiary for Capital Stock (other than Disqualified Stock); plus

(E)    U.S.$30.0 million.

(4)    The foregoing provision will not be violated by reason of:

(A)    the payment of any dividend or redemption of any Capital Stock within sixty (60) days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with clauses (i) through (iv) of this Section 4.1(b);

(B)    the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Parent Guarantor, the Issuer or any of the Restricted Subsidiary with the Net Cash Proceeds of, or in exchange for, a substantially concurrent Incurrence of Permitted Refinancing Indebtedness;

(C)    any Restricted Payment made in exchange for, or out of the Net Cash Proceeds of, a substantially concurrent capital contribution or sale (other than a capital contribution by or sale to the Parent Guarantor or to a Subsidiary of the Parent Guarantor) of, shares of Capital Stock (other than Disqualified Stock) of the Parent Guarantor, the Issuer or any of the Restricted Subsidiaries (or options, warrants or other rights to acquire such Capital Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any such Restricted Payment will be excluded from clause (B) of Section 4.1(b)(iv)(3) above;

(D)    the payment of any dividends or distributions declared, paid or made by a Restricted Subsidiary payable, on a pro rata basis or on a basis more favorable to the Parent Guarantor to all holders of any class of Capital Stock of such Restricted Subsidiary;

(E)    purchases deemed to occur as a result of cashless exercises of stock options or other payments under employee benefit plans of the Parent Guarantor or any Restricted Subsidiary; and

(F)    other Restricted Payments in an aggregate amount (together with all other Restricted Payments made pursuant to this clause (F) not to exceed U.S.$20.0 million per year and U.S.$40.0 million in the aggregate (or, in each case, the Dollar Equivalent thereof) since the Issue Date; provided that no Default shall have occurred and be continuing or would occur as a consequence of the relevant payment.

(5)    The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Parent Guarantor or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The value of any assets or securities that are required to be valued by this covenant will be the Fair Market Value. The Board of Directors’ determination of the Fair Market Value of a Restricted Payment or any such assets or securities must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of recognized standing.

(c)    Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. (i) Except as provided below, the Parent Guarantor will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)    pay dividends or make any other distributions on any Capital Stock of such Restricted Subsidiary owned by the Parent Guarantor or any other Restricted Subsidiary;

(2)    pay any Indebtedness owed to the Parent Guarantor or any other Restricted Subsidiary;

(3)    make loans or advances to the Parent Guarantor or any other Restricted Subsidiary; or

(4)    sell, lease or transfer any of its property or assets to the Parent Guarantor or any other Restricted Subsidiary.

(ii)    The provisions of clause (i) of this Section 4.1(c) do not apply to any encumbrances or restrictions:

(1)    existing in agreements as in effect on the Issue Date, in the Notes, the Note Guarantees, or this Indenture, and any extensions, refinancings, supplements, amendments, renewals or replacements of any of the foregoing agreements; provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement, taken as a whole, are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, supplemented, amended, renewed or replaced;

(2)    existing under or by reason of applicable law, rule, regulation, license, concession, approval, decree or order applicable to the relevant Restricted Subsidiary;

(3)    resulting from restrictions on cash or other deposits or other customary requirements imposed by customers or suppliers under contracts entered into in the ordinary course of business;

(4)    existing with respect to any Person or the property or assets of such Person, or relating to or existing under any Indebtedness or other obligations acquired or incurred by the Parent Guarantor or any Restricted Subsidiary, at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, and any extensions, refinancings, supplements, amendments, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal or replacement, taken as a whole, are not materially less favorable to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, supplemented, amended, renewed or replaced;

(5)    that (x) otherwise would be prohibited by the provision described in clause (i)(4) of this Section 4.1(c) if they arise or are agreed to in the ordinary course of business, (y) (i) restrict in a customary manner the subletting, assignment or other transfer of any property or asset that is subject to a lease or license, (ii) exist by virtue of any Indebtedness, Lien, agreement to transfer, option or similar right with respect to any property or assets of the Parent Guarantor or any Restricted Subsidiary not otherwise prohibited by this Indenture or (iii) do not relate to any Indebtedness, or (z) do not, individually or in the aggregate, detract from the value of property or assets of the Parent Guarantor or any Restricted Subsidiary in any manner material to the Parent Guarantor and its Restricted Subsidiaries taken as a whole;

(6)    contained in any agreement pursuant to which Indebtedness not otherwise prohibited by this Indenture was Incurred; provided that the encumbrance or restriction applies only in the event of a default with respect to a covenant contained in such Indebtedness; or

(7)    imposed pursuant to an agreement that has been entered into for a sale or disposition that is permitted by Section 4.1(g).

(d)    Limitation on Issuances of Guarantees by Restricted Subsidiaries (i) The Parent Guarantor will not permit any Restricted Subsidiary (other than the Issuer) which is not a Subsidiary Guarantor, directly or indirectly, to Guarantee any Indebtedness (“Guaranteed Indebtedness”) of the Parent Guarantor or any other Restricted Subsidiary, unless:

(1)    (a) such Restricted Subsidiary, simultaneously executes and delivers a supplemental indenture to this Indenture providing for an unsubordinated Subsidiary Guarantee by such Restricted Subsidiary and (b) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Parent Guarantor or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until the Notes have been paid in full; or

(2)    such Guarantee and such Guaranteed Indebtedness are permitted by clauses (2), (3) or (10) of Section 4.1(a)(ii). Under this Indenture, and any supplemental indenture, as applicable, each Subsidiary Guarantee will be limited in an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(ii)    If the Guaranteed Indebtedness (1) ranks pari passu in right of payment with the Notes or any Subsidiary Guarantee, then the Guarantee of such Guaranteed Indebtedness shall rank pari passu in right of payment with, or subordinated to, such Subsidiary Guarantee or (2) is subordinated in right of payment to the Notes or any Subsidiary Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to such Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes or any Subsidiary Guarantee.

(iii)    Any supplemental indenture providing for a Subsidiary Guarantee of any Subsidiary Guarantor pursuant to clause (i) of this Section 4.1(d) may provide that it shall automatically terminate upon the sale, exchange or transfer of all Capital Stock of the relevant Subsidiary Guarantor held by the Parent Guarantor or any Restricted Subsidiary, or all or substantially all the assets of such Subsidiary Guarantor, to a Person or Persons other than the Parent Guarantor or any Restricted Subsidiary. Any supplemental indenture providing for a Subsidiary Guarantee of any Subsidiary Guarantor pursuant to clause (i) of this Section 4.1(d) may further provide that it shall automatically terminate upon termination of any and all obligations of such Subsidiary Guarantor under the Guarantee of the relevant Guaranteed Indebtedness.

(e)    Limitation on Transactions with Affiliates. The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction or arrangement (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any Affiliate of the Parent Guarantor or any Restricted Subsidiary (each an “Affiliate Transaction”), unless:

(i)    the Affiliate Transaction is on terms that are not materially less favorable to the Parent Guarantor or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent Guarantor or the relevant Restricted Subsidiary with a Person that is not an Affiliate of the Parent Guarantor or such Restricted Subsidiary; and

(ii)    the Parent Guarantor delivers to the Trustee:

(1)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of U.S.$15.0 million (or the Dollar Equivalent thereof), a Board Resolution or an approval by the audit committee of the Parent Guarantor set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors, or by a majority of the members of the audit committee, as applicable; and

(2)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of U.S.$30.0 million (or the Dollar Equivalent thereof), in addition to the Board Resolution required in clause (1) of this Section 4.1(e)(ii), an opinion as to the fairness to the Parent Guarantor or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an internationally recognized accounting, appraisal or investment banking firm; provided that the Parent Guarantor will not be required to obtain the fairness opinion set forth in this Section 4.1(e)(ii)(2) while at least 25% of the equity securities of the Parent Guarantor at such time is registered with the SEC and listed on the New York Stock Exchange or on the NASDAQ, directly or in the form of American Depositary Receipts.

The foregoing limitation does not limit, and will not apply to:

(i)    the payment of reasonable fees, compensation, benefits or indemnity to officers, employees and directors of the Parent Guarantor or any of its Restricted Subsidiaries;

(ii)    transactions between or among the Parent Guarantor, the Issuer and any Restricted Subsidiary or between or among Restricted Subsidiaries;

(iii)    any Restricted Payment permitted by Section 4.1(b);

(iv)    transactions with customers, clients, suppliers, distributors, generators, transporters or purchasers or sellers of goods or services, in each case in the ordinary course of business;

(v)    loans and advances to officers, directors and employees of the Parent Guarantor or any Subsidiary in the ordinary course of business in an aggregate principal amount not exceeding U.S.$2.0 million at any time; and

(vi)    any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers, directors and employees of the Parent Guarantor or any of its subsidiaries approved by the Board of Directors in an aggregate amount not to exceed U.S.$1.5 million (or the Dollar Equivalent thereof) during any fiscal year, calculated at the time of such award or grant and without giving effect to subsequent changes in value.

(f)    Limitation on Liens. The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly incur, assume or permit to exist any Lien of any nature whatsoever on any of its assets or properties of any kind, whether owned at the Issue Date or thereafter acquired securing any Indebtedness, except Permitted Liens, unless the Notes or the Note Guarantees are equally and ratably secured by (or, if the obligation so secured is subordinated in right of payment to the Notes or the Note Guarantees, prior to) such Lien for so long as such Indebtedness is so secured.

(g)    Limitation on Sale of Assets. The Parent Guarantor will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless:

(i)    the consideration received by the Parent Guarantor or such Restricted Subsidiary, as the case may be, is at least equal to the Fair Market Value of the assets sold or disposed of;

(ii)    at least 75% of the consideration received consists of cash or Temporary Cash Investments. For purposes of this provision, each of the following will be deemed to be cash:

(1)    any liabilities, as shown on the Parent Guarantor’s most recent consolidated balance sheet, of the Parent Guarantor or any Restricted Subsidiary that are assumed by the transferee of any such assets pursuant to a customary assumption, assignment, novation or similar agreement that releases the Parent Guarantor or such Restricted Subsidiary from further liability;

(2)    any securities, notes or other obligations received by the Parent Guarantor or any Restricted Subsidiary from such transferee that are to be converted by the Parent Guarantor or such Restricted Subsidiary into cash within three hundred sixty (360) days of closing; and

(3)    the Fair Market Value of (i) any assets or rights (including a present or future interest in raw materials) received by the Parent Guarantor or any Restricted Subsidiary to be used by it in a Permitted Business, (ii) Capital Stock in a Person that is a Restricted Subsidiary or in a Person engaged in a Related Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person by the Parent Guarantor or any Restricted Subsidiary or (iii) a combination of (i) and (ii).

(iii)    Within three hundred sixty (360) days after the receipt of any Net Cash Proceeds from an Asset Sale, the Parent Guarantor (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds to:

(1)    permanently repay Senior Indebtedness of the Parent Guarantor or a Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor (and, if such Senior Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto) in each case owing to a Person other than the Parent Guarantor or a Restricted Subsidiary; and/or

(2)    acquire properties or other assets that replace the properties and assets that were the subject of such Asset Sale or other properties or assets that will be used or useful in a Permitted Business (“Replacement Assets”).

(iv)    Any Net Cash Proceeds from Asset Sales that are not applied or invested (or irrevocably committed to be invested) as provided in clauses (iii)(1) and (2) of this Section 4.1(g) will constitute “Excess Proceeds.” Excess Proceeds of less than U.S.$15.0 million (or the Dollar Equivalent thereof) will be carried forward and accumulated. When accumulated Excess Proceeds exceed U.S.$15.0 million (or the Dollar Equivalent thereof), within thirty (30) days thereof, the Issuer must make an Offer to Purchase the Notes having a principal amount equal to:

(1)    accumulated Excess Proceeds, multiplied by;

(2)    a fraction (x) the numerator of which is equal to the outstanding principal amount of the Notes and (y) the denominator of which is equal to the outstanding principal amount of the Notes and all pari passu Indebtedness similarly required to be repaid, redeemed or tendered for in connection with the Asset Sale, rounded down to the nearest U.S.$1,000.

(v)    The offer price in any Offer to Purchase pursuant to this Section 4.1(g) will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to (but not including) the Offer to Purchase Payment Date, and will be payable in cash.

(vi)    If any Excess Proceeds remain after consummation of an Offer to Purchase, the Parent Guarantor may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes (and any other pari passu Indebtedness) tendered in such Offer to Purchase exceeds the amount of Excess Proceeds, the Issuer shall allocate the Excess Proceeds among the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes and pari passu Indebtedness. Upon completion of each Offer to Purchase pursuant to this Section 4.1(g), the amount of Excess Proceeds will be reset at zero.

(vii)    The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the Offer to Purchase Notes pursuant to this Section 4.1(g). To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of this Section 4.1(g), the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.1(g) by virtue thereof.

(h)    Limitation on Business Activities. The Parent Guarantor and its Restricted Subsidiaries, taken as a whole, will continue to be primarily engaged in Permitted Businesses; provided that the Parent Guarantor or any Restricted Subsidiary may own Capital Stock of an Unrestricted Subsidiary or joint venture or other entity that is engaged in a business other than Permitted Businesses as long as any Investment therein was not prohibited when made by Section 4.1(b).

(i)    Maintenance of Insurance. The Parent Guarantor will cause all properties used or useful in the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in good condition, repair and working order as in the judgment of the Parent Guarantor may be necessary so that the business of the Parent Guarantor and its Restricted Subsidiaries may be properly conducted at all times except to the extent the failure to do so would not have a material adverse effect on the business and results of operations of the Parent Guarantor and its Restricted Subsidiaries taken as a whole; provided that nothing in this Section 4.1(i) prevents the Parent Guarantor or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Parent Guarantor, desirable in the conduct of the business of the Parent Guarantor or any of its Restricted Subsidiaries. The Parent Guarantor will, and will cause its Restricted Subsidiaries to, maintain property and casualty insurance or self-insurance with respect to its material operating assets against such risks and in such amounts as in the judgment of the Parent Guarantor is reasonable and appropriate for similarly-situated businesses.

(j)    Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that (i) such designation would not cause a Default and (ii) one of the following: (a) the Subsidiary to be so designated has total assets of U.S.$1,000 or less or (b) if such Subsidiary has total assets greater than U.S.$1,000, the Issuer would be permitted under Section 4.1(b) to make a Restricted Payment in the amount equal to the aggregate Fair Market Value of all Investments by the Parent Guarantor, the Issuer or any Restricted Subsidiary in such Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) such designation will not cause or result in a Default;

(ii)    any Indebtedness of such Unrestricted Subsidiary outstanding at the time of such designation which will be deemed to have been Incurred by such newly-designated Restricted Subsidiary as a result of such designation would be permitted to be Incurred by Section 4.1(a);

(iii)    any Lien on the property of such Unrestricted Subsidiary at the time of such designation which will be deemed to have been incurred by such newly-designated Restricted Subsidiary as a result of such designation would be permitted to be incurred by Section 4.1(f); and

(iv)    such Unrestricted Subsidiary is not a Subsidiary of another Unrestricted Subsidiary (that is not concurrently being designated as a Restricted Subsidiary).

(k)    Government Approvals and Licenses; Compliance with Law. The Parent Guarantor will, and will cause each Restricted Subsidiary to, (i) obtain and maintain in full force and effect all governmental approvals, authorizations, consents, permits, concessions and licenses as are necessary to engage in the Permitted Businesses; provided that nothing in this Section 4.1(k) prevents the Parent Guarantor or any Restricted Subsidiary from discontinuing any approvals, authorizations, consents, permits, concessions or licenses if such discontinuance is, in the judgment of the Parent Guarantor, desirable in the conduct of the business of the Parent Guarantor or any of its Restricted Subsidiaries and (ii) comply with all laws, regulations, orders, judgments and decrees of any governmental body, except in each case to the extent that failure so to obtain, maintain and comply would not have a material adverse effect on the business and results of operations of the Parent Guarantor and its Restricted Subsidiaries taken as a whole.

(l)    Provision of Financial Statements and Reports. (i) So long as any of the Notes remain outstanding, the Parent Guarantor will make available in the English language on its website, and will also file with the Trustee:

(1)    within one hundred and twenty (120) calendar days after the end of the fiscal year of the Parent Guarantor, copies of its consolidated financial statements in respect of such fiscal year (including a statement of income, balance sheet and cash flow statement) audited by a member firm of an internationally-recognized firm of independent accountants; and

(2)    within sixty (60) calendar days after the end of each of the first three fiscal quarters of the Parent Guarantor, copies of its unaudited financial statements (on a consolidated basis), including a statement of income, balance sheet and cash flow statement, prepared on a basis consistent with the audited financial statements of the Parent Guarantor.

(ii)    So long as any of the Notes remain outstanding, the Parent Guarantor will provide to the Trustee concurrently with the delivery of consolidated financial statements pursuant to clause (i)(1) above, an Officers’ Certificate stating (A) the Consolidated Leverage Ratio with respect to the four most recent fiscal quarters and showing in reasonable detail the calculation made in respect thereof, including the arithmetic computations of each component of the Consolidated Leverage Ratio and (B) that no Event of Default has occurred and is continuing, or, if an Event of Default has occurred and is continuing, specifying each such Event of Default and the nature and status thereof.

(iii)    The Parent Guarantor agrees to notify the Trustee in writing of any Event of Default that has occurred and is continuing in respect of the performance of any material covenants or agreements under this Indenture within thirty (30) days of the occurrence of such Event of Default specifying the nature and status thereof.

(iv)    The Issuer and the Parent Guarantor hereby agree that, for as long as any Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, during any period in which the Issuer or the Parent Guarantor is neither subject to Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) thereunder, the Issuer or the Parent Guarantor, as the case may be, shall supply to (A) any Holder or beneficial owner of a Note or (B) a prospective purchaser of a Note or a beneficial interest therein designated by such Holder or beneficial owner, the information specified in, and meeting the requirements of Rule 144A(d)(4) under the Securities Act upon the request of any Holder or beneficial owner of a Note.

(v)    The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s or any other Person’s compliance with the covenants described in this Indenture or to verify that the reports described in this Section 4.1(l) are being provided on the aforementioned website. Delivery of such reports, information and documents to the Trustee (other than the notification described in clause (iii)) above is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s or any other Person’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(m)    Maintenance of Books and Records. The Issuer will maintain books, accounts and other records in accordance, in all material respects, with IFRS.

(n)    Singapore Listing. (i) The Issuer will use its reasonable efforts to obtain and maintain listing of the Notes on the Singapore Stock Exchange; provided that if or as a result of such listing the Issuer is required in the future to publish financial statements according to accounting standards or principals that are different from those it applies, or otherwise subject to requirements that the Issuer determines in good faith are unduly burdensome, the Issuer may delist the Notes.

(ii)    Upon any issuance of Definitive Notes, the Issuer will appoint and maintain a Paying Agent in Singapore. The Issuer will maintain such agency so long as the Notes are listed on the Singapore Stock Exchange and the rules of such exchange so require. In such event, an announcement shall be made through the Singapore Stock Exchange and will include all material information with respect to the delivery of the definitive notes, including details of the Paying Agent in Singapore. Upon any change in an Authorized Agent in Singapore, the Issuer will publish a notice in a leading daily newspaper of general circulation on Singapore, which is expected to be The Business Times, Singapore Edition. By “daily newspaper” the Issuer means a newspaper that is published on each day, other than a Saturday, Sunday or holiday, in Singapore.

Section 4.2 Covenant Suspension. (a) During any period of time that (i) the Notes have Investment Grade ratings from two Rating Agencies and (ii) no payment default or Event of Default has occurred and is continuing (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer, the Parent Guarantor and its Restricted Subsidiaries will not be subject to Sections 4.1(a), (b), (c), (d), (e), (g), (h) and (i) (collectively, the “Suspended Covenants”) of this Indenture:

(b)    In the event that the Issuer, the Parent Guarantor and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Downgrade Date”) one of the Rating Agencies withdraws its Investment Grade rating or downgrades its rating assigned to the Notes below an Investment Grade rating and as a result the Notes have an Investment Grade rating from fewer than two Rating Agencies for a period lasting more than ninety (90) days after the Downgrade Date (such 90th day, the “Reversion Date”), then the Issuer, Parent Guarantor and its Restricted Subsidiaries will from the Reversion Date again be subject to the Suspended Covenants. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period). During the Suspension Period, the Issuer will not be entitled to make any designation of Restricted and Unrestricted Securities.

(c)    On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred pursuant to Section 4.1(a) (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred pursuant to Section 4.1(a) such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.1(a)(ii)(2). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.1(b) will be made as though made under Section 4.1(b) had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.1(b)(i).

(d)    The Issuer shall give the Trustee written notice of any Covenant Suspension Event and in any event not later than five (5) Business Days after such Covenant Suspension Event has occurred. In the absence of such notice, the Trustee shall assume the Suspended

Covenants apply and are in full force and effect. The Issuer shall give the Trustee written notice of any occurrence of a Reversion Date not later than five (5) Business Days after such Reversion Date. After receipt of any such notice of the occurrence of a Reversion Date, the Trustee shall assume the Suspended Covenants apply and are in full force and effect.

Section 4.3 Consolidation, Merger and Sale of Assets. (a) The Parent Guarantor will not consolidate with, merge with or into another Person, permit any Person to merge with or into it, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its and its Restricted Subsidiaries’ properties and assets (computed on a consolidated basis) (as an entirety or substantially an entirety in one transaction or a series of related transactions), unless:

(i)    the Parent Guarantor will be the continuing Person, or the Person (if other than it) formed by such consolidation or merger or that acquired or leased such property and assets (the “Parent Guarantor Surviving Person”) shall be a corporation organized and validly existing under the laws of Cyprus, Peru, the United States of America, any state thereof or the District of Columbia or any other country that is a member country of the European Union and will expressly assume or guarantee, by a supplemental indenture to this Indenture, executed and delivered to the Trustee, all the obligations of the Parent Guarantor under this Indenture and the Parent Guarantee, as the case may be, and this Indenture and the Parent Guarantee, as the case may be, will remain in full force and effect;

(ii)    immediately after giving effect to such transaction, no Event of Default will have occurred and be continuing;

(iii)    immediately after giving effect to such transaction on a pro forma basis, the Parent Guarantor or the Parent Guarantor Surviving Person, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Parent Guarantor immediately prior to such transaction; and

(iv)    the Parent Guarantor delivers to the Trustee (x) an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii) of this Section 4.3(a)) and (y) an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and the relevant supplemental indenture (if any) complies with this Indenture.

(b)    The Issuer will not consolidate with, merge with or into another Person, permit any Person to merge with or into it, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its and its Restricted Subsidiaries’ properties and assets (computed on a consolidated basis) (as an entirety or substantially an entirety in one transaction or a series of related transactions), unless:

(i)    the Issuer will be the continuing Person, or the Person (if other than it) formed by such consolidation or merger or that acquired or leased such property and assets (the “Issuer Surviving Person”) shall be a corporation organized and validly existing under the laws of Peru, Cyprus, the United States of America, any state thereof or the District of Columbia or any other country that is a member country of the European Union and will expressly assume, by a supplemental indenture to this Indenture, executed and delivered to the Trustee, all the obligations of Issuer under this Indenture and the Notes, and this Indenture and the Notes will remain in full force and effect;

(ii)    immediately after giving effect to such transaction, no Event of Default will have occurred and be continuing;

(iii)    immediately after giving effect to such transaction on a pro forma basis, the Issuer or the Issuer Surviving Person, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Issuer immediately prior to such transaction; and

(iv)    the Issuer delivers to the Trustee (x) an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clause (iii) of this Section 4.3(b)) and (y) an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and the relevant supplemental indenture (if any) complies with this Indenture.

Section 4.4 Repurchase of Notes Upon a Change of Control Triggering Event. (a) Not later than thirty (30) days following a Change of Control Triggering Event, the Issuer or the Parent Guarantor will make an Offer to Purchase all outstanding Notes (a “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the Offer to Purchase Payment Date.

(b)    The Parent Guarantor and the Issuer will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer to be made by the Parent Guarantor or the Issuer and such third party purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Section 4.5 No Payment for Consents. The Parent Guarantor will not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes or any Note Guarantee unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend such term or provision within the time period set forth in the solicitation documents relating to such consent, waiver or amendment.

ARTICLE V

DEFAULTS AND REMEDIES

Section 5.1 Events of Default and Remedies. “Event of Default”, wherever used herein with respect to the Notes, shall mean any one of the following events as described in clauses (a)-(j) below (which will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)    default in the payment of principal of (or premium, if any, on) the Notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b)    default in the payment of interest (or Additional Amounts, if any) on any Note when the same becomes due and payable, and such default continues for a period of thirty (30) days;

(c)    default in the performance or breach of the provisions of Section 4.3;

(d)    default in the performance or breach of the obligations described in Section 4.4, and such default or breach continues for a period of thirty (30) consecutive days after written notice is received by the Parent Guarantor from the Trustee at the request of the Holders or from the Holders of 25% or more in aggregate principal amount of the outstanding Notes;

(e)    default in the performance or breach of any other material covenant or agreement in this Indenture (other than a default specified in clause (a), (b) or (c) of this Section 5.1) and such default or breach continues for a period of ninety (90) consecutive days after written notice is received by the Parent Guarantor from the Trustee at the written request of the Holders or from the Holders of 25% or more in aggregate principal amount of the outstanding Notes;

(f)    default by the Parent Guarantor or any Restricted Subsidiary under any Indebtedness (whether such Indebtedness now exists or is created after the Issue Date) which:

(i)    is caused by a failure to pay, at the final scheduled maturity thereof, principal of such Indebtedness and such failure continues following the expiration of any applicable grace period provided in such Indebtedness and such failure has not been cured or waived; or

(ii)    results in the acceleration of such Indebtedness prior to its Stated Maturity; and

(iii)    the principal amount of Indebtedness covered by clause (i) or (ii) above at the relevant time, aggregates US$20.0 million (or the Dollar Equivalent thereof) or more;

(g)    one or more final judgments or orders for the payment of money are rendered against the Parent Guarantor or any Restricted Subsidiary and are not paid or discharged, and there is a period of ninety (90) consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed U.S.$20.0 million (or the Dollar Equivalent thereof) (to the extent not covered by insurance or self-insurance) during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(h) an involuntary case or other proceeding is commenced against the Parent Guarantor, the Issuer or a Subsidiary Guarantor with respect to it or its debts under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a receiver, liquidator, assignee, custodian, bankruptcy, trustee, sequestrator or similar official of the Parent Guarantor, the Issuer or a Subsidiary Guarantor or for all or substantially all of the property and assets of the Parent Guarantor or the Issuer and such involuntary case or other proceeding remains undismissed and unstayed for a period of ninety (90) consecutive days; or an order for relief is entered against the Parent Guarantor, the Issuer or a Subsidiary Guarantor under any applicable bankruptcy, insolvency or other similar law as now or hereafter in effect;

(i) the Parent Guarantor, the Issuer or a Subsidiary Guarantor (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Parent Guarantor, the Issuer or a Subsidiary Guarantor or for all or substantially all of the property and assets of the Parent Guarantor, the Issuer or a Subsidiary Guarantor or (C) effects any general assignment for the benefit of creditors; or

(j) the Parent Guarantor or any Subsidiary Guarantor denies in writing its obligations under its Note Guarantee or, except as permitted by this Indenture, such Note Guarantee is determined to be unenforceable or invalid.

(k) If an Event of Default (other than an Event of Default specified in clause (h) or (i) of this Section 5.1) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Issuer (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the written request of such Holders will, declare the principal of, premium, if any, and accrued and unpaid interest on the Notes to be immediately due and payable, subject always to the Trustee having been indemnified and provided security to its satisfaction. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest will be immediately due and payable. If an Event of Default set forth in clause (f) above occurs, such Event of Default shall be automatically rescinded and annulled once the event of default triggering such Event of Default is remedied or cured or is waived by the holders of the relevant Indebtedness; provided, however, that no acceleration of the principal amount of the Notes shall be rescinded or annulled upon the happening of any such events. No such rescission and annulment shall affect any subsequent Event of Default or impair any right consequent thereto. If any Event of Default specified in clause (h) or (i) of this Section 5.1 occurs with respect to the Parent Guarantor, the Issuer or any Subsidiary Guarantor, the principal of, premium, if any, and accrued and unpaid interest on the Notes then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(l) The Holders of at least a majority in aggregate principal amount of the outstanding Notes by written notice to the Issuer and to the Trustee, may waive all past Defaults and rescind and annul a declaration of acceleration and its consequences if:

(i) all existing Events of Default (other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration) have been cured or waived; and

(ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

(m) The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, or for which it is not indemnified or offered security to its satisfaction, or that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders. A Holder may not institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver or trustee, or pursue any remedy with respect to this Indenture or the Notes, unless:

(i) the Holder has previously given the Trustee written notice of a continuing Event of Default;

(ii) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(iii) such Holder or Holders offer the Trustee security and indemnity satisfactory to the Trustee against any loss, costs, liability or expense to be incurred in compliance with such request;

(iv) the Trustee does not comply with the request within sixty (60) days after receipt of the request and the offer of security and/or indemnity; and

(v) during such sixty (60) day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request.

However, such limitations in clauses (m)(i) through (v) above do not apply to the right of any Holder to bring suit for the enforcement of any payment of the principal of, or interest, and Additional Amounts, if any, on, such Note, which contractual right will not be impaired without the consent of the Holder.

Section 5.2 Priorities. If the Trustee collects any money or property pursuant to this Article V, it shall pay out the money or property in the following order:

(i)    FIRST: to the Trustee for amounts due under Section 8.5;

(ii)    SECOND: to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

(iii)    THIRD: to the Issuer.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 5.2.

Section 5.3 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorney’s fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 5.3 does not apply to a suit by the Trustee or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VI

DISCHARGE OF THE INDENTURE; DEFEASANCE

Section 6.1 Satisfaction and Discharge of Indenture. This Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes and the rights and immunities of the Trustee, as set forth in this Indenture, and the Issuer’s and Guarantors’ obligations in connection therewith, in each case, as expressly provided for in this Indenture) and the Trustee, on written demand of and at the expense of the Issuer and upon receipt of an Officers’ Certificate and an Opinion of Counsel as provided in Section 6.1(c) below shall execute proper instruments acknowledging the same, when:

(a)    the Issuer has irrevocably deposited or caused to be deposited with the Trustee as funds in trust for such purpose an amount in U.S. dollars or U.S. Government Obligations, or a combination thereof in such amounts and at such times as will be sufficient to pay and discharge the entire Indebtedness on the Notes that have not, prior to such time, been delivered to the Trustee for cancellation, for principal of, premium, if any, and any Additional Amounts and accrued and unpaid interest on the Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Redemption Date or Maturity Date, as the case may be, and the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at the applicable installment date or on the Redemption Date, as the case may be, and either:

(i)    all Notes that have been authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust as provided for in this Indenture) have been delivered to the Trustee for cancellation; or

(ii)    all Notes that have not been delivered to the Trustee for cancellation (x) have become due and payable (by reason of the giving of a notice of redemption or otherwise), (y) will become due and payable at the Maturity Date within one year or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the Issuer’s name, and at the Issuer’s expense;

(b)    the Issuer has paid or caused to be paid all sums payable by the Issuer under this Indenture; and

(c)    the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that:

(i)    all conditions precedent provided in this Indenture relating to the satisfaction and discharge of this Indenture have been satisfied; and

(ii)    such satisfaction and discharge will not result in a breach or violation of, or constitute an Event of Default under, this Indenture or any other agreement or instrument to which the Parent Guarantor, the Issuer or any Restricted Subsidiary is a party or by which the Parent Guarantor, the Issuer or any Restricted Subsidiary is bound.

Section 6.2 Repayment of Monies. Subject to Section 6.3, following the satisfaction and discharge of this Indenture as described in Section 6.1, all investments and monies then held by the Trustee under this Indenture shall, upon written demand of the Issuer, be repaid or, as the case may be, released, assigned or transferred to the Issuer, and thereupon the Trustee shall be released from all further liability with respect to such investments and monies.

Section 6.3 Application of Trust Money; Return of Monies Held by the Trustee. (a) The Trustee shall hold in trust U.S. dollars and/or U.S. Government Obligations deposited with it for the payment of any Notes pursuant to this Article VI. It shall apply the deposited money either directly or through any Paying Agent and in accordance with this Indenture and the Notes to the payment of principal of, interest on and other amounts payable with respect to the Notes for which funds have been deposited. Any monies deposited with or paid to the Trustee for the payment of the principal, premium or Additional Amounts (if any), interest or any other amount due with respect to any Note and not applied but remaining unclaimed for two years after the date upon which such principal, premium or Additional Amounts (if any), interest or other amount shall have become due and payable, shall (to the extent not required to escheat to any Governmental Authority), upon written demand of the Issuer, be repaid by the Trustee to or for the account of the Issuer, the receipt of such repayment to be confirmed promptly in writing by or on behalf of the Issuer, and, to the extent permitted by Applicable Law, the Person claiming such payment of principal, premium or Additional Amounts (if any), interest or any other amount shall thereafter look only to the Issuer for any related payment that it may be entitled to receive, and all liability of the Trustee with respect to such monies shall thereupon cease.

(b)    Claims against the Issuer for the payment of principal, premium, if any, or interest in respect of the Notes will be prescribed unless made within six years of the due date for payment of such principal, premium, if any, or interest.

Section 6.4 Defeasance. (a) The Issuer may, at its option and at any time, elect to have the obligations of the Issuer discharged with respect to the Notes (“Legal Defeasance”). Such Legal Defeasance shall mean that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the Notes, except for:

(i)    the rights of the Holders to receive payments in respect of the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes when such payments are due;

(ii)    the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(iii)    the rights, powers, trust, duties and immunities of the Trustee, as set forth in this Indenture, and the Issuer’s and Guarantors’ obligations in connection therewith; and

(iv)    the Legal Defeasance provisions of this Indenture.

(b)    In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer released with respect to Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.1(e), 4.1(f), 4.1(g), 4.1(h), 4.1(l)(i), 4.1(l)(ii), 4.1(l)(iv), and 4.1(n), Section 4.3 and Section 4.4 (“Covenant Defeasance”) and thereafter the failure by the Issuer or any Restricted Subsidiary to comply with such obligations shall not constitute an Event of Default with respect to the Notes. For this purpose, such Covenant Defeasance means that, with respect to all outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such provision, whether directly or indirectly, by reason of any reference elsewhere herein to any such provision or by reason of any reference in any such provision to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 5.1 hereof, but, except as specified above, the remainder of this Indenture and the Notes shall be unaffected thereby.

(c)    In order to exercise either Legal Defeasance or Covenant Defeasance:

(i)    the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts and at such times as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be;

(ii)    in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee, confirming that:

(1)    the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(2)    since the date of this Indenture, there has been a change in the applicable United States federal income tax law;

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii)    in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that the Holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv)    in the case of Legal Defeasance or Covenant Defeasance, the Issuer shall have delivered to the Trustee (1) an Opinion of Counsel to the effect that, based upon Peruvian law then in effect, the Holders will not recognize income, gain or loss for Peruvian tax purposes, including withholding tax except for withholding tax then payable on interest payments due, and the amounts to be payable shall not be subject to any deposit or temporary freezing of funds, as a result of such Legal Defeasance or Covenant Defeasance, as the case may be, and the Holders will be subject to Peruvian taxes on the same amounts and in the same manner and at the same time as would have been the case if such Legal Defeasance or Covenant Defeasance, as the case may be, had not occurred or (2) a ruling directed to the Trustee received from tax authorities of Peru to the same effect as the Opinion of Counsel described in clause (1) of this Section 6.4(c)(iv);

(v)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit pursuant to clause (i) of this Section 6.4(c) (except such Default or Event of Default resulting from the failure to comply with the provisions of Section 4.1(a) as a result of the borrowing of funds required to effect such deposit);

(vi)    such Legal Defeasance or Covenant Defeasance shall not result in a breach of, or constitute a Default under, this Indenture or any other material agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

(vii)    the Trustee shall have received an Officers’ Certificate of the Issuer stating that the deposit was not made with the intent of preferring the Holders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;

(viii)    the Trustee shall have received an Officers’ Certificate of the Issuer and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(ix)    the Trustee shall have received an Opinion of Counsel (subject to customary qualifications and exclusions) to the effect that the trust resulting from the deposit does not constitute a regulated investment company under the Investment Company Act of 1940.

ARTICLE VII

NOTE GUARANTEES

Section 7.1 Note Guarantee. Subject to the provisions of this Article, each Guarantor hereby, irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, jointly and severally with each other Guarantor, to each Holder and to the Trustee the due and punctual payment of the principal of, premium, if any, and interest on, and all other amounts payable under, the Notes, this Indenture and the Note Guarantees granted by the other Guarantors. To the extent permitted by law, each Guarantor (1) agrees that its obligations under its Note Guarantee will be enforceable irrespective of any invalidity, irregularity or unenforceability of the Notes, this Indenture or any Note Guarantee granted by the other Guarantors and (2) waives its right to require the Trustee or any Holder to pursue or exhaust its legal or equitable remedies against the Issuer prior to exercising its rights under any Note Guarantee. Moreover, if at any time any amount paid under a Note or this Indenture is rescinded or must otherwise be restored, the rights of the Holders under the Note Guarantees will be reinstated with respect to such payments as though such payment had not been made. All payments under the Note Guarantees are required to be made in U.S. dollars.

Section 7.2 Note Guarantee Unconditional. To the extent permitted by Applicable Law, the obligations of the Guarantors hereunder are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

(a)    any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Issuer under this Indenture or any Note, by operation of law or otherwise;

(b)    any modification or amendment of or supplement to this Indenture or any Note;

(c)    any change in the corporate existence, structure or ownership of the Issuer, or any insolvency, bankruptcy, reorganization, plan of arrangement or other similar proceeding affecting the Issuer or its assets or any resulting release or discharge of any obligation of the Issuer contained in this Indenture or any Note;

(d)    the existence of any claim, set-off or other rights which any of the Guarantors may have at any time against the Issuer, the Trustee or any other Person, whether in connection with this Indenture or any unrelated transactions; provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e)    any invalidity or unenforceability relating to or against the Issuer for any reason of this Indenture or any Note, or any provision of Applicable Law or regulation purporting to prohibit the payment by the Issuer of the principal of or interest on any Note or any other amount payable by the Issuer under this Indenture;

(f)    any other act or omission to act or delay of any kind by the Issuer, the Trustee or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 7.2, constitute a legal or equitable discharge of or defense to any Guarantor’s obligations hereunder; or

(g)    any defenses (other than full and unconditional payment) or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of any Note Guarantee or this Indenture.

Section 7.3 Release of the Parent Guarantee. The Parent Guarantee of the Parent Guarantor will be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect) upon a Legal Defeasance, a Covenant Defeasance or a discharge of the Notes as described under Article VI.

Section 7.4 Waiver by the Guarantors. (a) To the extent permitted by Applicable Law, each Guarantor unconditionally and irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Issuer or any other Person. Each Note Guarantee constitutes a Guarantee of payment and not of collection.

(b)    To the extent permitted by Applicable Law, each Guarantor expressly waives irrevocably and unconditionally:

(i)    any right it may have to first require the Trustee or any Holder of the Notes to proceed against, initiate any actions before a court of law or any other judge or authority, or enforce any other rights or security or claim payment from the Issuer or any other Person (including any Guarantor or any other guarantor) before claiming it under this Indenture;

(ii)    any right to which it may be entitled to have the assets of the Issuer or any other Person (including the Parent Guarantor, the Subsidiary Guarantors or any other guarantor) first be used, applied or depleted as payment of the Issuer’s, the Parent Guarantor’s or the Subsidiary Guarantors’ obligations hereunder, prior to any amount being claimed from or paid by any Guarantor hereunder; and

(iii)    any right to which it may be entitled to have claims hereunder divided between the Parent Guarantor and the Subsidiary Guarantors.

Section 7.5 Subrogation and Contribution. Upon making any payment with respect to any obligation of the Issuer, each paying Guarantor will be subrogated to the rights of the payee against the Issuer and the other Guarantors with respect to such obligation; provided, that such paying Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of (and premium, if any) interest, Additional Amounts on all Notes and any other amounts due under this Indenture shall have been paid in full.

Section 7.6 Execution and Delivery of Note Guarantee. The execution by any Guarantor of this Indenture (or a supplemental indenture to this Indenture) evidences such Guarantor’s Note Guarantee whether or not the Person signing as an Authorized Officer of such Guarantor still holds that office at the time of authentication of any Note. In addition, each Guarantor shall execute a Notation of Note Guarantee; provided, however, that each Guarantor agrees that its Note Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a Notation of Note Guarantee. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Note Guarantee set forth in this Indenture on behalf of each Guarantor.

Section 7.7 Purpose of Note Guarantees. The Issuer and the Trustee hereby acknowledge that the purpose and intent of the Guarantors in executing this Indenture (or any supplemental indenture hereto) and providing the Note Guarantee is to give effect to the agreement of such Guarantor to Guarantee the payment of any such amounts due by the Issuer under the Notes and this Indenture, whether such amounts are in respect of principal, interest or any other amounts (including Additional Amounts). Therefore, each of the Guarantors agrees that if the Issuer shall fail to pay in full when due (whether at Stated Maturity, by acceleration or otherwise) any principal, interest or any other amounts (including Additional Amounts) with respect to this Indenture and the Notes, such Guarantor shall promptly pay the same, without any demand or notice whatsoever. The Trustee shall promptly apply any funds it receives from any of the Guarantors under or pursuant to its Note Guarantee in accordance with this Indenture.

Section 7.8 Subsidiary Guarantors. (a) Although all of the Parent Guarantor’s Subsidiaries will be Restricted Subsidiaries, none of the Parent Guarantor’s Subsidiaries will be a Subsidiary Guarantor at the Issue Date (the “Initial Non-Guarantor Subsidiaries” and, together with any other Restricted Subsidiary that does not provide a Subsidiary Guarantee, the “Non-Guarantor Subsidiaries”). In the event that any Non-Guarantor Subsidiary subsequently provides a Subsidiary Guarantee, such Subsidiary shall be excluded from the definition of Non-Guarantor Subsidiary and be added to the definition of Subsidiary Guarantor. Each Restricted Subsidiary that provides a Subsidiary Guarantee after the Issue Date in accordance with Section 7.6 will become a Subsidiary Guarantor.

(b)    If any Restricted Subsidiary Guarantees any Indebtedness of the Issuer or the Parent Guarantor after the Issue Date, such Restricted Subsidiary shall execute and deliver to the Trustee a supplemental indenture to this Indenture by which such Restricted Subsidiary shall become a Subsidiary Guarantor and provide a Subsidiary Guarantee.

(c)    The Board of Directors may designate any Restricted Subsidiary to become a Subsidiary Guarantor; provided that (i) such designation will not cause or result in a Default; (ii) any Indebtedness of such Restricted Subsidiary outstanding at the time of such designation which will be deemed to have been Incurred by such newly-designated Subsidiary Guarantor as a result of such designation would be permitted to be Incurred by Section 4.1(a); (iii) any Lien on the Property of such Restricted Subsidiary at the time of such designation which will be deemed to have been incurred by such newly-designated Subsidiary Guarantor as a result of such designation would be permitted to be incurred by Section 4.1(f) and (iv) such Restricted Subsidiary, upon such designation, shall execute and deliver to the Trustee a supplemental indenture to this Indenture by which such Restricted Subsidiary shall become a Subsidiary Guarantor and provide a Subsidiary Guarantee. In addition, the Issuer and the Parent Guarantor will cause any Restricted Subsidiary of the Parent Guarantor that (A) as of the last date of any quarter and with respect to the Parent Guarantor and its Restricted Subsidiaries, individually represents at least 5% of the Consolidated Assets of the Parent Guarantor and its Restricted Subsidiaries as determined in accordance with IFRS, or (B) for the preceding twelve-month period, individually represents at least 5% of the Consolidated EBITDA of the Parent Guarantor and its Restricted Subsidiaries as determined in accordance with IFRS, to execute and deliver to the Trustee a supplemental indenture to this Indenture by which such Restricted Subsidiary shall become a Subsidiary Guarantor and provide a Subsidiary Guarantee; provided, however, that if (x) with respect to clause (A) above, as of the last date of the relevant quarter, the Parent Guarantor and the then existing Subsidiary Guarantors collectively represent at least 80% of the Consolidated Assets of the Parent Guarantor and its Restricted Subsidiaries, then such Restricted Subsidiary will not be required to become a Subsidiary Guarantor, and (y) with respect to clause (B) above, for the relevant twelve-month period, the Issuer and the then existing Subsidiary Guarantors collectively represent at least 80% of the Consolidated EBITDA of the Parent Guarantor and its Restricted Subsidiaries, then such Restricted Subsidiary will not be required to become a Subsidiary Guarantor.

(d)    The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be Guaranteed by such Subsidiary Guarantor without rendering its Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Section 7.9 Release of the Subsidiary Guarantees. A Subsidiary Guarantee given by a Subsidiary Guarantor will be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect) upon (i) a Legal Defeasance, a Covenant Defeasance or a discharge of the Notes as described under Article VI; or (ii) the sale of such Subsidiary Guarantor in compliance with the terms of this Indenture (including Section 4.1(g) and Section 4.3) resulting in such Subsidiary Guarantor no longer being a Restricted Subsidiary, so long as (1) such Subsidiary Guarantor is simultaneously released from its obligations in respect of any of the Parent Guarantor’s other Indebtedness or any Indebtedness of any other Restricted Subsidiary and (2) the proceeds from such sale or disposition are used for the purposes permitted or required by this Indenture. Upon the Trustee’s receipt of an Officers’ Certificate from the Issuer and an Opinion of Counsel each stating that all conditions precedent to the release of any Subsidiary Guarantee have been satisfied, the Trustee will execute any documents reasonably requested by the Issuer in order to evidence or effect such release, discharge and termination in respect of such Subsidiary Guarantee.

Section 7.10 Information. The Parent Guarantor and each of the Subsidiary Guarantors assumes all responsibility for being and keeping itself informed of the Issuer’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the obligations incurred under this Indenture and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Trustee nor any Holder will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE VIII

THE TRUSTEE

Section 8.1 Duties of the Trustee; Certain Rights of the Trustee. (a) If an Event of Default exists and is continuing, then the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)    Except during the continuance of an Event of Default with respect to the Notes:

(i)    the duties and obligations of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)    the Trustee may conclusively rely as to (a) the truth of the statements and the correctness of the opinions expressed in and upon any statements, certificates or opinions furnished to the Trustee pursuant to this Indenture and conforming to the requirements of this Indenture, and as to (b) any standing orders of any certificate that has been provided to it and not replaced by a new certificate.

(c)    None of the Trustee, any Authorized Agent or any of their respective agents or Affiliates shall be liable for any act or omission made in connection with this Indenture or the Notes except in the case of its own gross negligence or willful misconduct. In furtherance, and not in limitation, of the Trustee’s rights and protections hereunder, and unless otherwise specifically provided in this Indenture or in violation of Applicable Law, the Trustee shall (subject to the terms hereof) grant such consents, make such requests and determinations and take or refrain from taking such actions as are permitted (but not expressly required) to be granted, made or taken by the Trustee, as the Required Holders shall direct in writing.

(d)    No provision of this Indenture shall be construed to relieve the Trustee from liability for its own gross negligence or willful misconduct; provided, that:

(i)    this Section 8.1(d) does not limit the effect of Section 8.1(b); and

(ii)    the Trustee shall not be liable for any error of judgment made in good faith by any of its Responsible Officers unless it shall be conclusively determined in a court of competent jurisdiction in a final, non-appealable order that the Trustee was grossly negligent in ascertaining the pertinent facts, nor shall the Trustee be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the written direction of the Required Holders under, or believed by it to be authorized or permitted by, this Indenture, and shall not be liable for accepting, or acting upon, any direction given by the Holders in accordance herewith.

(e)    (i) The Trustee may conclusively rely upon, and shall be protected in acting or refraining from acting upon, and shall not be bound to make any investigation into the facts or matters stated in, any resolution, certificate, statement, instrument, instruction, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness, guaranty or other paper or document (whether in original and/or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person(s). The Trustee, in its discretion, may (but shall not be obligated to) make such further inquiry or investigation into such facts or matters as it may see fit at the expense of the Issuer, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(ii)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of the Holders unless the Holders shall have furnished to (or caused to be furnished to) the Trustee security and indemnity satisfactory to it against the costs, expenses and liabilities, including attorneys’ fees and expenses, that might be incurred by the Trustee therein or thereby.

(iii)    Nothing in this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(iv)    As a condition to the taking of or omitting to take any action by it hereunder, the Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action reasonably taken or omitted by it hereunder and in reliance thereon.

(v)    For all purposes under this Indenture, the Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default unless a Responsible Officer has (in the case of a payment default under Section 5.1(a) or Section 5.1(b) hereof) Actual Knowledge thereof or in all other instances unless written notice thereof is received by a Responsible Officer of the Trustee at its Corporate Trust Office; provided, that the Trustee shall be deemed to have notice of the failure of the Issuer to deliver funds (as long as the Trustee is acting as Paying Agent) to the Trustee when scheduled to be delivered to the Trustee under this Indenture. The Trustee may withhold notice to the Holders of any Default except on payment or principal of, or interest, if any, on the Notes if and so long as the Trustee in good faith determines that it is in the interest of the Holders to do so.

(vi)    Unless otherwise specifically provided in this Indenture, any request or direction of the Issuer, any Guarantor or any other Person to the Trustee shall be sufficiently evidenced by a written request or order signed in the name of such Person by an Authorized Officer of such Person. Any resolution adopted by any such Person in connection with such a request or direction shall be sufficiently evidenced by a copy of such resolution certified by the secretary, assistant secretary or similar officer in the United States or, outside the United States, the official or person who performs the functions that are normally performed by a secretary or assistant secretary in the United States (including, in the case of the Issuer, the Secretary General or similar officer) of such Person to have been duly adopted and to be in full force and effect.

(vii)    Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may conclusively rely upon an Officers’ Certificate and/or Opinion of Counsel.

(viii)    Whether or not expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to this Article VIII.

Section 8.2 Performance of Trustee’s Duties. (a) The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or any Note Guarantee, it shall not be accountable for the Issuer’s use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer or any Guarantor in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

(b)    The Trustee may, in the execution and exercise of all or any of the powers, authorities and discretions vested in it by this Indenture, act by Responsible Officer(s) of the Trustee (or duly-authorized officers of its Affiliates), and the Trustee may also execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, accountants, custodians or nominees and the Trustee shall not be responsible for any misconduct or negligence on the part of any such agents, attorneys, accountants, custodians or nominees appointed with due care by the Trustee.

(c)    The Trustee, any Paying Agent, Registrar, Transfer Agent, or any other agent of the Issuer, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer with the same rights it would have if it were not the Trustee, Paying Agent, Registrar, Transfer Agent, or such other agent.

(d)    The Trustee shall not be required to provide, on its own behalf, any surety, bond or other kind of security in connection with the execution of any of its trusts or powers under this Indenture or the performance of its duties hereunder.

(e)    The recitals contained herein, in the Notes or any offering materials, except for the Trustee’s certificate of authentication, shall not be taken as the statements of the Trustee, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture, the Notes, any Note Guarantee or any offering materials.

(f)    The Trustee shall not be accountable for the use or application by any Person of any funds deposited in or withdrawn from any account, or required to be so deposited or withdrawn, other than any funds held by or on behalf of the Trustee and over which the Trustee has exclusive dominion and control. Furthermore, the Trustee shall not be accountable for the use or application of any securities or other Property or the proceeds thereof that shall be used by the Issuer or any other Person (except itself) other than in accordance with this Indenture.

(g)    The Trustee shall (i) not be responsible for the payment of any interest with respect to amounts held by it and (ii) have no obligation to invest or reinvest any amounts held by it.

(h)    No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to take or omit to take any action, or suffer anything to exist, in the performance of its duties or obligations under this Indenture, or to exercise any right or power hereunder, to the extent that taking or omitting to take such action, suffering such thing to exist, or exercising such right or power, would violate Applicable Law binding upon it. No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Trustee shall be unqualified or incompetent in accordance with Applicable Law, to perform any such act or acts or to exercise any such right, power, duty or obligation, or which would render the Trustee liable to any Person in any such jurisdiction or the State of New York.

(i)    The rights, privileges, protections, immunities and benefits provided to the Trustee hereunder (including its right to be indemnified) are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder as Paying Agent, Registrar and Transfer Agent and to each of its agents, custodians and other Persons duly employed by the Trustee hereunder or thereunder and to each other Authorized Agent appointed hereunder.

(j)    The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(k)    Notwithstanding any provision herein to the contrary, in no event shall the Trustee or any Authorized Agent be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, local or national disturbance or disaster, war (whether declared or undeclared), civil unrest, terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any present or future laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Indenture, the Notes or any Note Guarantee, inability to obtain material, equipment, or communications or computer facilities, or the failure of equipment or interruption of communications or computer facilities including, but not limited to the unavailability of the Federal Reserve Bank or other wire or communication facility, and other causes beyond its control whether or not of the same class or kind as specifically named above.

(l)    In no event shall the Trustee or any Authorized Agent be responsible or liable for special, indirect, consequential or punitive loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Trustee or such Authorized Agent, as applicable, has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(m)    The Trustee may request that the Issuer and any Guarantor deliver an Officers’ Certificate setting forth the names of individuals and/or titles of Authorized Officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(n)    The Trustee shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Notes, any Note Guarantee or any other documents or agreements entered into in connection with the transactions contemplated hereby or thereby, by the Issuer, any Guarantor or any other party thereto or bound thereby or to perform or observe or cause the performance or observance of any thereof. The Trustee shall not be responsible for the calculation or other determination of any amounts referred to in or contemplated by this Indenture, the Notes, any Note Guarantee or any other documents or agreements entered into in connection with the transactions contemplated hereby or thereby.

(o)    Any notice, request, demand, instruction, direction, consent or similar communication to the Trustee or any Authorized Agent shall be in writing and delivered in accordance with Section 10.5.

Section 8.3 Resignation and Removal; Appointment of Successor Trustee; Eligibility. (a) The Trustee may resign and be discharged of the trust created by this Indenture by giving at least thirty (30) days’ written notice to the Issuer and the Holders, and such resignation shall take effect upon receipt by the Trustee of an instrument of acceptance of appointment executed by a successor trustee as provided in Section 8.4.

(b)    The Trustee may be removed as trustee at any time, with or without cause, upon thirty (30) days prior written notice by the Required Holders delivered to the Trustee and the Issuer, and (unless such notice provides otherwise) such removal shall take effect upon receipt by the Trustee of an instrument of acceptance of appointment executed by a successor trustee as provided in Section 8.4.

(c)    If at any time any of the following occurs:

(i)    the Trustee ceases to be eligible to act as the Trustee in accordance with clause (e) and fails to resign after written request for such resignation by the Issuer or the Required Holders, or

(ii)    the Trustee becomes incapable of acting, or (in its individual capacity) shall be adjudged a bankrupt or insolvent or a receiver or liquidator of the Trustee (in its individual capacity) or of its Property shall be appointed, or any public officer takes charge or control of the Trustee (in its individual capacity) or of its Property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Issuer (so long as no Default or Event of Default with respect to any Notes exists) or the Required Holders (in the event any Default or Event of Default with respect to any Notes has occurred and is continuing) may remove the Trustee. If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer will promptly appoint or request the Trustee in writing to appoint a successor Trustee meeting the eligibility requirements in clause (e) by notifying the Trustee in writing. Within one year after the successor Trustee takes office, Required Holders may appoint a successor Trustee reasonably acceptable to the Issuer to replace the successor Trustee appointed by the Issuer.

(d)    If at any time the Trustee shall resign, be removed or become incapable of acting as trustee hereunder, or if at any time a vacancy shall occur in the office of the Trustee for any other cause, then the Issuer may appoint a qualified successor trustee. If no such successor trustee is appointed by the Issuer within thirty (30) days after: (i) the Trustee’s delivery of notice of resignation, (ii) the Trustee’s receipt of notice of removal or (iii) the occurrence of such vacancy, then the Issuer, the Trustee or the Required Holders may request, at the sole cost of the Issuer, a court of competent jurisdiction to make such appointment.

(e)    This Indenture must always have a Trustee that shall (i) be a licensed bank or trust company having a corporate trust department (or a branch, Subsidiary or other Affiliate thereof) organized and doing business under the laws of the United States or any State thereof or a Western European country and authorized under such laws to exercise corporate trust powers in the United States, (ii) have a combined capital and surplus of at least U.S.$50,000,000 (or its equivalent in any other currency), and (iii) not be affiliated (as that term is defined in Rule 405 under the Securities Act) with the Issuer. If at any time the Trustee ceases to be eligible to act as trustee in accordance with this Section 8.3, then the Trustee shall resign immediately as Trustee as specified in clause (a) or may be removed as specified in clause (c).

Section 8.4 Acceptance of Appointment by Successor Trustee. (a) Any successor Trustee appointed as provided in Section 8.3 shall execute, acknowledge and deliver to the Holders, the Issuer and to its predecessor Trustee an instrument accepting such appointment hereunder, and, subject to Section 8.3, upon the resignation or removal of the predecessor Trustee, such appointment shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee herein; provided, however, that the Trustee ceasing to act shall, on written request of the Issuer or the successor Trustee, upon payment of its charges, execute, subject to Section 8.4(d) and Section 8.5(g) below, and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all Property and money held by such retiring Trustee hereunder, subject nevertheless to its Lien, if any, provided for in Section 8.5. Upon written request of any such successor Trustee, the Holders and the Issuer shall execute any and all instruments in writing for fully and certainly vesting in and confirming to such successor Trustee all such rights and powers.

(b)    No successor Trustee shall accept appointment as provided in this Section unless at the time of such acceptance such successor Trustee shall be eligible to act as the Trustee under Section 8.3(e).

(c)    Upon acceptance of appointment by a successor Trustee as provided in this Section 8.4, the successor Trustee shall notify each Holder of such appointment in accordance with Section 10.5 (with a copy of such notice to the Issuer). If the acceptance of appointment is substantially contemporaneous with the resignation of the previous Trustee, then the notice required by the preceding sentence may be combined with the notice required by Section 8.3.

(d)    The Trustee shall have no responsibility or liability for any action or inaction of a successor Trustee.

Section 8.5 Trustee Fees and Expenses; Indemnity. (a) The Issuer covenants and agrees to pay to the Trustee and each Authorized Agent from time to time, and the Trustee and each Authorized Agent shall be entitled to, compensation as agreed in writing between the Issuer and the Trustee and the Issuer and such Authorized Agent, as applicable, from time to time (which compensation shall not be limited by any provision of Applicable Law in regard to the compensation of a trustee of an express trust).

(b)    The Issuer covenants and agrees to pay or reimburse, or cause the payment or reimbursement of, the Trustee and each Authorized Agent, upon its request, for all duly documented expenses, disbursements and advances reasonably incurred or made by or on behalf of it in accordance with this Indenture (including the compensation of, reasonable documented expenses and disbursements of its counsel and of all agents and other Persons not regularly in its employ), except any such expense, disbursement or advance as may arise from its own gross negligence or willful misconduct as conclusively determined in a court of competent jurisdiction in a final, non-appealable order.

(c)    The Issuer and each Guarantor shall, jointly and severally, indemnify each of the Trustee, each Authorized Agent and each of their respective officers, employees, directors and agents for, and shall hold each of them harmless against, any and all loss, damage, claim, liability or expense, including taxes (other than taxes based upon, measured by or determined by the income of such Person) and the compensation of, reasonable documented expenses and disbursements of its counsel and of all agents and other Persons not regularly in its employ, arising out of or in connection with this Indenture, the Notes or any Note Guarantee, and the transactions contemplated thereby, including the acceptance or administration of the trust and the performance of its duties and/or the exercise of its rights hereunder, including the costs and expenses of defending itself against any claim, including the compensation of reasonably documented expenses and disbursements of counsel (whether asserted by the Issuer, or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers, rights or duties hereunder or thereunder, except to the extent that such loss, damage, claim, liability or expense is due to its own gross negligence or willful misconduct as conclusively determined in a court of competent jurisdiction in a final, non-appealable order.

(d)    In addition to and without prejudice to its other rights hereunder, when the Trustee incurs expenses or renders services in connection with any Event of Default, the expenses (including the compensation of, duly documented reasonable expenses of and disbursements by its counsel) and the compensation for its services are intended to constitute expenses of administration under any applicable United States federal or state or non-U.S. bankruptcy, insolvency or other similar law.

(e)    To secure the obligations of the Issuer and the Guarantors under this Section 8.5, the Trustee shall have a first priority Lien (before Holders), may withhold or set-off any amounts due and owing to it under this Section 8.5 from any money or Property held or collected by the Trustee in its capacity as Trustee, except for such money and Property which is held in trust to pay the principal of (and premium, if any), or interest, on particular Notes.

(f)    “Trustee” for purposes of this Section 8.5 shall include any predecessor Trustee; provided, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

(g)    The provisions of this Section 8.5 shall survive the termination of this Indenture or payment of the Notes and the resignation or removal of the Trustee and/or any Authorized Agent.

(h)    The fees and expenses of the Trustee’s counsel in connection with review of this Indenture and issuance of Notes shall be due and payable on the Closing Date.

Section 8.6 Documents Furnished to the Holders. (a) Promptly following its receipt thereof, the Trustee shall, at the cost of the Issuer, in the manner provided for in Section 10.5, furnish to each applicable Holder who so requests in writing in accordance with this Section 8.6, a copy of any material certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal or other paper or document it receives from the Issuer pursuant to this Indenture, the Notes or any Note Guarantee to be furnished to the Trustee. Upon the Trustee’s receipt from any Holder of a written request containing: (i) a certificate that such Person is a Holder (together with documentary evidence of same) and (ii) an address for delivery, the Trustee shall deliver to such Holder a copy of any such certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal or other paper or document promptly after its receipt thereof.

(b)    As promptly as practicable after, and in any event within ninety (90) days after the receipt by the Trustee of written notice or its Actual Knowledge (with respect to a payment default) of any Event of Default with respect to any Note (or an event that would be a Default with respect to any Note with the expiration of any applicable grace period, giving of notice or both), the Trustee shall, subject to
Section 8.1(e)(v), deliver notice of such Event of Default to all Holders of outstanding Notes in accordance with Section 10.5.

Section 8.7 Merger, Conversion, Consolidation and Succession. Any Person or other entity into which the Trustee may be merged or converted or with which it may be consolidated, or any Person or other entity resulting from any merger, conversion or consolidation to which the

Trustee shall be a party, or any Person or other entity succeeding to all or substantially all of the corporate trust business of the Trustee (including this transaction), shall be the successor of the Trustee hereunder (provided that such corporation or other entity shall be otherwise qualified and eligible hereunder) without the execution or filing of any paper or any further action on the part of any of the parties hereto. If any Notes shall have been authenticated but not delivered by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 8.8 Money Held in Trust. Money held by the Trustee hereunder shall be held by it in trust for the Holders but need not be segregated from other funds, except as provided in Section 6.3. The Trustee shall not have any personal liability for interest upon or investment of any such monies unless agreed to in writing.

Section 8.9 No Action Except under Specified Documents or Instructions. The Trustee shall not manage, control, use, sell, dispose of or otherwise deal with any part of the Issuer’s Property (excluding any Notes) except (a) in accordance with the powers granted to and the authority conferred upon the Trustee pursuant to this Indenture and the Notes and (b) in accordance with any document or instruction delivered to the Trustee pursuant hereto.

Section 8.10 Not Acting in its Individual Capacity. Except as provided in this Article VIII, in accepting the trusts hereby created, the entity acting as Trustee acts solely as Trustee hereunder and not in its individual capacity and, except as provided in this Article VIII, all Persons having any claim against the Trustee by reason of the transactions contemplated by this Indenture or any Note shall look only to the Issuer for payment or satisfaction thereof.

Section 8.11 Maintenance of Agencies. (a) The Issuer shall at all times maintain an office or agency where Notes may be presented or surrendered for registration of transfer or for exchange and for payment thereof and where notices and demands to or upon the Issuer (other than the type contemplated by Section 10.9) in respect of the Notes and/or this Indenture may be served. Such offices or agencies shall be initially at the Corporate Trust Office. Written notice of any change of location thereof shall be given by the Issuer to the Holders in accordance with Section 10.5. In the event that no such notice of location or of change of location shall be given, presentations and demands may be made and notices may be served at the Corporate Trust Office.

(b)    The Issuer hereby initially appoints The Bank of New York Mellon, at its Corporate Trust Office, as the Trustee hereunder and The Bank of New York Mellon hereby accepts such appointment. The Trustee will have the powers and authority granted to and conferred upon it in the Notes and hereby and such further powers and authority to act on behalf of the Issuer as may be mutually agreed upon by the Issuer and the Trustee, and the Trustee will keep a copy of this Indenture available for inspection during normal business hours at its Corporate Trust Office.

(c)    The Issuer has initially appointed DTC to act as depository with respect to the Global Notes.

(d)    The Issuer hereby initially appoints the Trustee as Registrar, Transfer Agent and Paying Agent for the Notes.

(e)    Any Person or other entity into which any Authorized Agent (other than the Trustee, matters with respect to which are specified in Section 8.3) may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, consolidation or conversion to which any Authorized Agent shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of any Authorized Agent, shall be the successor of such Authorized Agent hereunder, if such successor corporation is otherwise eligible under this Section 8.11, without the execution or filing of any document or any further act on the part of the parties hereto or such Authorized Agent or such successor corporation or other entity.

(f)    Any Authorized Agent (other than the Trustee, matters with respect to which are specified in Section 8.3(a)) may at any time resign by giving thirty (30) days’ written notice of resignation to the Trustee and the Issuer. The Issuer may, and at the request of the Required Holders shall, at any time terminate the agency of any Authorized Agent (other than the Trustee, matters with respect to which are specified in Section 8.3) by giving written notice of termination to such Authorized Agent and to the Trustee. Upon the resignation or termination of an Authorized Agent or in case at any time any such Authorized Agent shall cease to be eligible under this Section 8.11 (when, in either case, no other Authorized Agent performing the functions of such Authorized Agent shall have been appointed by the Issuer), the Issuer shall promptly appoint one or more qualified successor Authorized Agents to perform the functions of the Authorized Agent that has resigned or whose agency has been terminated or who shall have ceased to be eligible under this Section 8.11. If within sixty (60) days no successor Authorized Agent is appointed, the Issuer, the Authorized Agent or the Required Holders may request, at the expense of the Issuer, a court of competent jurisdiction to make such appointments. The Authorized Agent’s right to petition such a court commences thirty (30) days after the notice of resignation. The Issuer shall give written notice of any such appointment made by it to the Trustee and to all applicable Holders in accordance with Section 10.5.

Section 8.12 Withholding Taxes; Information Reporting. The Trustee shall comply with all backup withholding tax and information reporting requirements that it is required to comply with under United States law (including the Code and the United States Treasury regulations issued thereunder) in respect of any payment on, or in respect of, the Notes. In order to assist the Trustee with its compliance with Sections 1471 through 1474 of the Code and the rules and regulations thereunder (as in effect from time to time, collectively, the “Applicable Tax Law”), each of the Issuer and the Guarantors agrees (i) to provide the Trustee and any other Authorized Agent reasonably available information collected and stored in the Issuer’s ordinary course of business regarding Holders of the Notes (solely in their capacity as such) and which is necessary for the Trustee’s and any Authorized Agent’s determination of whether it has tax related obligations under Applicable Tax Law and (ii) that the Trustee and any Authorized Agent shall be entitled to make any withholding or deduction from payments under this Indenture, the Notes or any Note Guarantee to the extent necessary to comply with Applicable Tax Law. Nothing in the immediately preceding sentence shall be construed as obligating the Issuer to make any “gross up” payment or similar reimbursement in connection with a payment in respect of which amounts are so withheld or deducted. In order to comply with certification, identification, information, documentation or other reporting requirements, the Holders shall be required to provide the Trustee with all reasonably requested forms (including Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8IMY, W-8ECI, W-8EXP, W-9 and other applicable forms).

Section 8.13 Co-Trustees and Separate Trustees. (a) Notwithstanding any other provisions of this Indenture, at any time for the purpose of meeting any legal requirement of any jurisdiction, the Trustee shall have the power and may execute and deliver all instruments necessary to appoint one or more Persons to act as a co-trustee or co-trustees, or separate trustee or separate trustees, and to vest in such Person or Persons, in such capacity and for the benefit of the Holders, subject to the other provisions of this Section 8.13, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable; provided, however, that, prior to an Event of Default, no co-trustee, co-trustees, separate trustee or separate trustees shall be appointed without the prior written consent of the Issuer, which consent shall not to be unreasonably withheld. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.3 hereof and the Trustee shall, at the expense of the Issuer, provide prompt notice to Holders of the appointment of any co-trustee or separate trustee.

(b)    Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i)    all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

(ii)    neither the Trustee nor any co-trustee or separate trustee hereunder shall be personally liable by reason of any act or omission of any other trustee, co-trustee or separate trustee hereunder; and

(iii)    the Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

(c)    Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this indenture and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection or rights (including the right to compensation, reimbursement and indemnification hereunder) to, the Trustee. Every such instrument shall be filed with the Trustee.

ARTICLE IX

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.1    Without Consent of the Holders. This Indenture, the Notes or any Note Guarantee may be amended by the Issuer, the Parent Guarantor, the Subsidiary Guarantors, and the Trustee, as the case may be, without the consent of any Holder, to:

(a)    cure any ambiguity, or to correct or supplement any provision in this Indenture or the Notes that may be defective or inconsistent with any other provision in this Indenture or the Notes;

(b)    add to the Issuer’s and the Parent Guarantor’s covenants and those of any other obligor of the Notes for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any other obligor of the Notes, as applicable, in this Indenture or in the Notes for the benefit of the Holders of the Notes;

(c)    comply with the provisions described under Section 4.3;

(d)    evidence and provide for the acceptance of appointment by a successor Trustee;

(e)    add any Guarantor or any Note Guarantee or release any Guarantor from any Note Guarantee as provided or permitted by the terms of this Indenture;

(f)    provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(g)    in any other case where a supplemental indenture to this Indenture is expressly required or permitted to be entered into pursuant to the provisions of this Indenture without the consent of any Holder;

(h)    secure the obligations of the Issuer, the Parent Guarantor and the Subsidiary Guarantors under this Indenture, the Notes and the Note Guarantees;

(i)    effect any changes to this Indenture and/or the Notes in a manner necessary to comply with the procedures of DTC; or

(j)    make any other change that does not materially and adversely affect the rights of the Holders.

Section 9.2    With Consent of the Holders. (a) Except as provided in this Section 9.2(a) and Section 9.2(b)(ii), amendments of this Indenture, the Notes or any Note Guarantee may be made by the Issuer, the Parent Guarantor, the Subsidiary Guarantors and the Trustee, as the case may be, with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, and the Holders of a majority in principal amount of the outstanding Notes may waive future compliance by the Issuer, the Parent Guarantor or any Subsidiary Guarantor with any provision of this Indenture, the Notes or any Note Guarantee; provided that no such modification or amendment may, without the consent of each Holder directly and adversely affected thereby:

(i)    change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(ii)    reduce the principal amount of, or premium, if any, or stated rate of interest on, any Note;

(iii)    change the currency of payment of principal of, or premium, if any, or interest on, any Note;

(iv)    impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note or Note Guarantee;

(v)    reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend this Indenture, the Notes or any Note Guarantee;

(vi)    waive a default in the payment of principal of, premium, if any, or interest on the Notes;

(vii)    release the Parent Guarantee, except as provided in this Indenture;

(viii)    reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of this Indenture or for waiver of certain Defaults; or

(ix)    change or extend the Redemption Date or reduce the stated redemption price of the Notes from that stated in Section 3.3 or Section 3.4.

(b)    (i)    The Issuer’s or the Parent Guarantor’s obligation to make a Change of Control Offer may be waived or modified with the written consent of Holders of at least a majority in aggregate principal amount of Notes then outstanding.

(ii)    In addition, any amendment to, or waiver of, the provisions of this Indenture, the Notes or any Note Guarantee that releases any Subsidiary Guarantee shall require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding, except as provided in this Indenture.

Section 9.3 Effect of Indenture Supplements. (a) Upon the effectiveness of any amendment, supplement or waiver in accordance with this Article IX, this Indenture, the Note(s) and any Note Guarantee affected thereby shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitations of rights, obligations, duties and immunities under this Indenture of the Trustee, the Holders affected thereby, the Issuer and the Guarantors shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications, amendments and waivers.

(b)    After an amendment, supplement or waiver becomes effective, it shall bind every Holder.

Section 9.4 Documents to be Given to the Trustee. Before the execution thereof, the Trustee shall receive, in addition to the documents required by Section 10.10, one or more Officers’ Certificates of the Issuer and one or more Opinion(s) of Counsel each stating and as conclusive evidence that any amendment, supplement or waiver complies with the applicable provisions of this Indenture and any conditions relating thereto and is the legal, valid and binding obligation of the Issuer and the Guarantors enforceable in accordance with its terms.

Section 9.5 Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder to deliver such Note to the Trustee. At the Issuer’s expense, the Trustee may place an appropriate notation on the Note about the changed terms and return it to the Holder and the Trustee may place an appropriate notation on any Note thereafter authenticated. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Note shall issue and, upon receipt of an Authentication Order, the Trustee shall authenticate a Note that reflects the changed terms. Any failure to make the appropriate notation or to issue a Note shall not affect the validity of such amendment, supplement or waiver.

Section 9.6 Consents; Meetings of Holders. Whenever in this Indenture it is provided that the Holders of a specified percentage or a majority in aggregate principal amount of the outstanding Notes may take any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action), the fact that at the time of taking any such action the Holders of such specified percentage or majority have joined therein may be evidenced by (a) any instrument or any number of instruments of similar tenor executed by Holders in person, by an agent or by a proxy appointed in writing, including through an electronic system for tabulating consents operated by DTC or otherwise (such action becoming effective, except as herein otherwise expressly provided, when such instruments or evidence of electronic consents are delivered to the Trustee and, where it is hereby expressly required, to the Issuer), or (b) by the record of the Holders voting in favor thereof at any meeting of Holders duly called and held in accordance with the provisions of this Section 9.6, or (c) by a combination of such instrument or instruments and any such record of such a meeting of Holders. The Trustee or the Issuer shall, upon the request of Holders holding not less than 10% in aggregate principal amount of the Notes then outstanding, or the Issuer or the Trustee may, at its respective discretion, call a meeting of Holders at any time and from time to time to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be made, given or taken by such Holders to be held at such time and at such place as the Trustee or the Issuer shall reasonably determine. Notice of every meeting of the Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given, at the expense of the Issuer, by the Issuer or the Trustee to each applicable Holder not less than ten (10) nor more than sixty (60) days before the date fixed for the meeting. In case at any time the Issuer or Holders holding at least 10% of the Notes then outstanding shall have requested the Trustee to call a meeting of the Holders for any purpose, by written request setting forth in reasonable detail the action proposed to be taken at such meeting, the Trustee shall call such a meeting for such purposes by giving notice thereof to the Holders in accordance with such written request.

(a)    To be entitled to vote at any meeting of Holders, a Person shall be a Holder or a Person duly appointed by an instrument in writing as proxy for a Holder. The quorum at any meeting of Holders called to adopt a resolution shall be Holders holding greater than 50% in aggregate principal amount of the Notes then outstanding. Any instrument given by or on behalf of any Holder in connection with any consent to any modification, amendment or waiver shall be irrevocable once given and shall be conclusive and binding on all subsequent Holders of such Note. Any action taken at a duly called and held meeting of any Holders shall be conclusive and binding on all Holders, whether or not they gave consent or were present at the meeting; provided that no such modifications, amendments or waivers, without consent of each Holder of an outstanding Note, shall affect any of the items included in clauses (i) through (ix) of Section 9.2(a). The Trustee may make such reasonable and customary regulations as it shall deem advisable for any meeting of Holders. A record of the proceedings of each meeting of Holders shall be prepared by the party calling the meeting and a copy thereof shall be delivered to the Issuer and the Trustee.

Section 9.7 Voting by the Issuer and Any Affiliates Thereof. A Note does not cease to be outstanding because the Issuer, the Parent Guarantor or any Affiliate of the Parent Guarantor or the Issuer holds the Note, provided that in determining whether the Holders of the requisite amount of outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver under this Indenture, Notes owned by the Issuer, the Parent Guarantor or any Affiliate of the Issuer or the Parent Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as outstanding if the pledgee establishes that the pledgee’s right to act with respect to such Notes and that the pledgee is not the Issuer, the Parent Guarantor or an Affiliate of the Issuer or the Parent Guarantor.

ARTICLE X

MISCELLANEOUS

Section 10.1 Payments; Currency Indemnity. (a) Except to the extent otherwise stated herein, each payment to be made hereunder or on any Note or any Note Guarantee shall be made on the required payment date in Dollars and in immediately available funds in accordance with Section 2.10.

(b)    Except to the extent otherwise stated, Dollars are the sole currency of payment for all sums payable under or in connection with this Indenture, any Note or any Note Guarantee, including with respect to indemnities. Any amount received or recovered in a currency other than Dollars (whether as a result of, or of the enforcement of, a judgment, decree or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or otherwise) in respect of any sum expressed to be due on the Notes, on any Note Guarantee and/or under this Indenture shall only constitute a discharge of such obligation to the extent of the amount of Dollars that the payee of such amounts due is able to purchase in accordance with normal banking or other normal currency exchange procedures with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If such amount of Dollars is more than the amount expressed to be due on the Notes, on any Note Guarantee and/or under this Indenture, if applicable, then the payee shall reimburse such excess to the payor. If such amount of Dollars is less than the amount expressed to be due on the Notes, on any Note Guarantee and/or under this Indenture, if applicable, then the payor shall indemnify the payee of such amounts against any loss sustained by it as a result. In any event, the payor shall indemnify the payee of such amounts against the cost of making any such purchase. For the purposes of this Section 10.1(b), in the event the payee finds it impracticable to make a purchase on the date it receives the payment in a currency other than in Dollars, it will be sufficient for the payee of such amounts to certify in a reasonable manner (indicating the sources of information used) that it would have suffered a loss had an actual purchase of Dollars been made with the amount so received in such other currency on the date of receipt or recovery. These indemnities constitute a separate and independent obligation from the other obligations hereunder, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such payee and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any amount due hereunder or under any Note, any Note Guarantee and/or under this Indenture.

Section 10.2 Governing Law. THIS INDENTURE, THE NOTES AND EACH NOTE GUARANTEE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Person, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by Applicable Law.

Section 10.4 Severability. Any provision of this Indenture or any Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.5 Notices. (a) All notices, instructions, directions, requests and demands delivered in connection herewith shall be in English and shall be in writing (including by fax and electronic transmission in PDF format) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when received (including by courier), addressed as follows in the case of the Trustee, the Issuer and any Guarantor:

If to the Trustee:	THE BANK OF NEW YORK MELLON
240 Greenwich Street, Floor 7 East
New York, New York 10286
Fax:	(212) 815-2830
Attention:	Corporate Trust/ Re: Camposol S.A.

If to the Issuer or
the Guarantors:	CAMPOSOL S.A.
Av. El Derby 250 El Derby de Monterrico
Santiago de Surco
Lima 13, Perú

Fax:	+511 475-0789
Attention:	Andrés Colichon (CFO)
e-mail: acolichon@camposol.com.pe
and to
Milagritos Olivero (Controller)
e-mail: molivero@camposol.com.pe

(b)    The Issuer, the Guarantors and the Trustee, by notice, may designate additional or different addresses for subsequent notices or communications.

(c)    Any notice or communication to a Holder shall be deemed to have been duly given (i) in the case of Definitive Notes, upon the mailing of such notice by first class mail to such Holder at its registered address as recorded in the Register not later than the latest date, and not earlier than the earliest date, prescribed in this Indenture for the giving of such notice and (ii) for so long as the Notes are listed on the Singapore Stock Exchange and the rules of the Singapore Stock Exchange so require, upon publication in a daily newspaper of general circulation in Singapore, which the Issuer expects to be the Business Times, Singapore Edition, such notices being deemed given on the date of such publication. By “daily newspaper” the Issuer means a newspaper that is published on each day, other than a Saturday, Sunday or holiday, in Singapore. In the case of Global Notes, notices shall be sent to DTC or its nominees (or any successors), as the Holders thereof, and DTC will communicate such notices to the DTC Participants in accordance with its standard procedures. Any requirement of notice hereunder may be waived by the Person entitled to such notice before or after such notice is required to be given, and such waivers shall be filed with the Trustee.

(d)    If the Issuer gives a notice or communication to any Holder, it shall give a copy to the Trustee in advance of sending the notice to the Holder.

(e)    The Trustee shall promptly furnish the Issuer with a copy of any demand, notice or written communication received by the Trustee hereunder from any Holder.

(f)    The Trustee shall have the right, but shall not be required, to rely upon and comply with instructions and directions sent by e-mail, facsimile and other similar unsecured electronic methods by persons believed by the Trustee to be authorized to give instructions and directions on behalf of the relevant Person. The Trustee shall have no duty or obligation to verify or confirm that the person who sent such instructions or directions is, in fact, a person authorized to give instructions or directions on behalf of such Person; and the Trustee shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by such Person as a result of such reliance upon or compliance with such instructions or directions. Each other party hereto agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 10.6 Counterparts. This Indenture may be executed on any number of separate counterparts (including by fax or electronic delivery in PDF format), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 10.7 Entire Agreement. This Indenture, including the documents referred to herein, contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and there are no promises, undertakings, representations or warranties by the parties hereto relative to the subject matter hereof not expressly specified or referred to herein.

Section 10.8 Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE AND FOR ANY COUNTERCLAIM RELATING THERETO. EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTIES HERETO ARE ENTERING INTO THIS INDENTURE IN RELIANCE UPON SUCH WAIVER.

Section 10.9 Submission to Jurisdiction; Waivers; Prescription. (a) Each party to this Indenture or the Notes hereby irrevocably and unconditionally submits, to the fullest extent permitted by Applicable Law, to the jurisdiction of (i) the United States District Court for the Southern District of New York or of any New York State court (in either case sitting in Manhattan, New York City) and (ii) the courts of its own corporate domicile, in each case with all applicable courts of appeal therefrom, with respect to actions brought against it as a defendant, for purposes of all legal proceedings arising out of or relating to this Indenture, the Notes or any Note Guarantee the transactions contemplated hereby or thereby; provided that nothing herein shall be deemed to limit the ability of any Holder, the Trustee or any other Person to bring suit in any other permissible jurisdiction. Each of the Issuer and the Guarantors hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court, any claim that any such proceeding brought in such a court has been brought in an inconvenient forum and any objection based on place of residence or domicile.

(b)    Each of the Issuer and the Parent Guarantor hereby acknowledge that it has irrevocably appointed Cogency Global Inc., with address at 122 East 42nd Street, 18th Floor, New York, NY 10168, United States, as its authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in the United States District Court for the Southern District of New York or in any New York State court (in either case sitting in Manhattan, New York City) in connection with this Indenture, the Notes or any Note Guarantee. Each of the Issuer and the Parent Guarantor agrees that service of process in respect of it upon such agent, together with written notice of such service sent to it in the manner provided for in Section 10.5, shall be deemed to be effective service of process upon it in any such action, suit or proceeding. Each of the Issuer and the Parent Guarantor agrees that the failure of such agent to give notice to it of any such service of process shall not impair or affect the validity of such service or any judgment rendered in any action, suit or proceeding based thereon. If for any reason such agent shall cease to be available to act as such (including by reason of the failure of such agent to maintain an office in New York City), the Issuer and the Parent Guarantor agrees promptly to designate a new agent in New York City, on the terms and for the purposes of this Section 10.9. Nothing herein shall in any way be deemed to limit the ability of any Holder, the Trustee or any other Person to serve any such legal process in any other manner permitted by Applicable Law or to obtain jurisdiction over the Issuer or any Guarantor or bring actions, suits or proceedings against it in such other jurisdictions, and in such manner, as may be permitted by Applicable Law.

(c)    Each of the Issuer and the Guarantors waives any immunity (including sovereign immunity), to the fullest extent permitted by Applicable Law, from suit, action, proceeding or jurisdiction to which it might otherwise be entitled in any such suit, action or proceeding in any U.S. federal or New York State court in the Borough of Manhattan, the City of New York or in any competent court in Peru or Cyprus.

Section 10.10 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer will furnish to the Trustee upon request:

(a)    an Officers’ Certificate (which will include the statements set forth in Section 10.11 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b)    an Opinion of Counsel (which will include the statements set forth in Section 10.11 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied; provided, however, that no such Opinion of Counsel shall be delivered with respect to the authentication and delivery of any Notes on the Closing Date.

Section 10.11 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture will include:

(a)    a statement that the Person making such certificate has read such covenant or condition and the definitions in this Indenture relating thereto;

(b)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided that with respect to matters of fact an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials.

Section 10.12 Headings and Table of Contents. Section headings and the table of contents in this Indenture have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

Section 10.13 Use of English Language. All certificates, reports, notices, instructions, and other documents and communications given or delivered pursuant to this Indenture shall be in the English language or accompanied by a certified English translation thereof.

Section 10.14 No Recourse Against Others. An incorporator, stockholder, officer, director, employee or controlling person, as such, of the Issuer shall not have any liability for any obligations of the Issuer under the Notes, this Indenture, or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting interests in a Note, each Holder waives and releases all such liability. The waiver and release shall be deemed a part of the consideration for the issue of the Notes.

Section 10.15 Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. Each party to this Indenture agrees that it will provide the Trustee with such information with respect to such party as the Trustee may request in order for the Trustee to satisfy the requirements of the USA Patriot Act.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Indenture to be duly executed as of the date first above written by their respective officers hereunto duly authorized.

CAMPOSOL S.A.
as Issuer

By:	/s/ ALVARO CARRASCO BENAVIDES
Name: Alvaro Carrasco Benavides
Title: Legal and Corporate Affairs Manager

By:	/s/ MILAGRITOS TATIANA OLIVERO
Name: Milagritos Tatiana Olivero
Title: Controller

CSOL HOLDING LTD
as Parent Guarantor

By:	/s/ ALVARO CARRASCO BENAVIDES
Name: Alvaro Carrasco Benavides
Title: Legal and Corporate Affairs Manager

By:	/s/ MILAGRITOS TATIANA OLIVERO
Name: Milagritos Tatiana Olivero
Title: Controller

[Signature Page to Indenture]

THE BANK OF NEW YORK MELLON
as Trustee, Registrar, Transfer Agent and Paying Agent Parent Guarantor

By:	/s/ Laurence J. O’Brien
Name: Laurence J. O’Brien
Title: Vice President

(Signature Page to Indenture)

EXHIBIT A

to Indenture

[FORM OF] FACE OF NOTE

CAMPOSOL S.A.

[RULE 144A GLOBAL NOTE]

[REGULATION S GLOBAL NOTE]

[DEFINITIVE NOTE]

representing

U.S.$[    ]

6.000% Senior Notes due 2027

[Global Notes Legend]*

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR, OR IN LIEU OF, THIS NOTE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. (OR SUCH OTHER ENTITY), HAS AN INTEREST HEREIN.

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITORY OR A NOMINEE THEREOF EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

*	This Global Notes Legend should be included only if the Note is to be held by DTC in global form.

[Rule 144A Global Note Legend]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES THAT THIS NOTE OR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (1) TO US, (2) SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A) IN ACCORDANCE WITH RULE 144A, (3) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR 904 OF REGULATION S UNDER THE SECURITIES ACT, (4) PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE) OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND IN EACH OF SUCH CASES IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR OTHER APPLICABLE JURISDICTION. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, REPRESENTS AND AGREES THAT IT WILL NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO ABOVE.

THE FOREGOING LEGEND MAY BE REMOVED ONLY AT THE OPTION OF THE ISSUER.

[Regulation S Global Note Legend]

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS NOTE, AGREES THAT NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE FOREGOING LEGEND MAY BE REMOVED FROM THIS NOTE AFTER 40 DAYS BEGINNING ON AND INCLUDING THE LATER OF (A) THE DATE ON WHICH THE NOTES ARE OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) AND (B) THE ISSUE DATE OF THIS NOTE.

CAMPOSOL S.A.

6.000% Senior Note due 2027

No. [ ]	Principal Amount U.S.$ [ ]

Registered Holder: [CEDE & CO.]*	CUSIP No. 134638AE5 and ISIN No. US134638AE50[1] CUSIP No. P19189AE2 and ISIN No. USP19189AE26[2]

CAMPOSOL S.A. (the “Issuer”), a corporation (sociedad anónima) organized under the laws                      of Peru promises to pay to [CEDE & CO.]*, or its registered assigns, the principal amount of [        ] U.S. Dollars [as revised by the Schedule of Increases and Decreases attached hereto]* on February 3, 2027.

INTEREST PAYMENT DATES: February 3 and August 3 of each year,                      commencing on August 3, 2020.

RECORD DATES: February 1 and August 1 prior to each Interest Payment Date.

Additional provisions of this Note are set forth on the reverse hereof.

*	Include only if the Note is to be held by DTC.
[1]	CUSIP No. and ISIN No. for Rule 144A Global Note.
[2]	CUSIP No. and ISIN No. for Regulation S Global Note.
*	Insert for Global Notes.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

CAMPOSOL S.A.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

Dated: February 3, 2020

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

[FORM OF] REVERSE OF NOTE

6.000% Senior Notes due 2027

Principal and Interest

The Issuer promises to pay the principal of this Note on February 3, 2027.

The Issuer promises to pay interest on the principal amount of this Note at the rate of 6.000% per annum.

The Notes will bear interest at from the Issue Date or from the most recent interest payment date to which interest has been paid or duly provided for, payable semiannually in arrears on February 3 and August 3 of each year (each, an “Interest Payment Date”), commencing August 3, 2020. Interest on the Notes will accrue from the Issue Date or from the most recent Interest Payment Date to which interest has been paid or duly provided for.

Interest will be paid to Holders of record at the close of business on February 1 and August 1 immediately preceding an Interest Payment Date whether or not a Business Day (a “Record Date”), notwithstanding any transfer, exchange or cancellation thereof after a Record Date and prior to the immediately following Interest Payment Date. In any case in which the date of the payment of principal of, premium, if any, or interest on the Notes (including any payment to be made on any date fixed for redemption or purchase of any Note) is not a Business Day in the relevant place of payment, then payment of principal, premium, if any, or interest need not be made in such place on such date but may be made on the next succeeding Business Day in such place. Any payment made on such Business Day will have the same force and effect as if made on the date on which such payment is due, and no interest on the Notes will accrue for the period after such date. Interest on the Notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

Method of Payment

All payments on the Notes will be made in U.S. dollars. The Issuer will pay the principal of, premium, if any, Additional Amounts and interest on the Notes on the dates and in the manner provided herein and in the Indenture.

All payments on Definitive Notes will be made at the office or agency of the Issuer maintained for that purpose in the Borough of Manhattan, The City of New York (which initially will be the Corporate Trust Office of the Trustee), and the Notes may be presented for registration of transfer or exchange at such office or agency; provided that, at the option of the Issuer, payment of interest with respect to Definitive Notes may be made by check mailed to the address of the Holders as such address appears in the Register; provided further that payments on the Notes held in global form will be made to DTC in accordance with its Applicable Procedures.

Trustee, Registrar, Transfer Agent and Paying Agent; Indenture

Initially, The Bank of New York Mellon (the “Trustee”), will act as Trustee, registrar, transfer agent and paying agent. Upon any issuance of Definitive Notes, the Issuer will appoint and maintain a Paying Agent in Singapore. The Issuer will maintain such agency so long as the Notes are listed on the Singapore Stock Exchange and the rules of such exchange so require. Indenture

The Issuer issued the Notes under an Indenture, dated as of February 3, 2020 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Issuer, Csol Holding LTD, as Parent Guarantor, and the Trustee. The Indenture imposes certain limitations on the Issuer and its Restricted Subsidiaries. This Note is one of the Notes referred to in the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms. The Notes are senior obligations of the Issuer initially limited to U.S.$350,000,000 aggregate principal amount. Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture. If any term or provision contained in the Notes shall conflict with or be inconsistent with any term or provision contained in the Indenture, then the terms and provisions of the Indenture shall govern with respect to the Notes. Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.

Optional Redemption

At any time prior to February 3, 2024 the Issuer may at its option redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to (but not including) the Redemption Date (a “Make-Whole Redemption”). The Issuer will give not less than thirty (30) days’ or more than sixty (60) days’ notice of any Make-Whole Redemption.

At any time and from time to time prior to February 3, 2023, the Issuer may redeem up to 40% of the aggregate principal amount of the Notes with the Net Cash Proceeds of one or more sales of Common Stock of the Parent Guarantor or the Issuer in an Equity Offering at a redemption price of 106.000% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to (but not including) the Redemption Date (an “Equity Claw-Back Redemption”); provided that at least 60% of the aggregate principal amount of the Notes originally issued on the Issue Date remains outstanding after each such redemption and any such redemption takes place within sixty (60) days after the closing of the related Equity Offering.

The Issuer will give not less than thirty (30) days’ nor more than sixty (60) days’ notice of any Equity Claw-Back Redemption.

At any time and from time to time on or after February 3, 2024, the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to the percentage of principal amount set forth below plus accrued and unpaid interest, if any, to (but not including) the Redemption Date if redeemed during the twelve-month period beginning on February 3 of the years indicated below.

Year	Percentage
2024	103.000%
2025	101.500%
2026 and thereafter	100.000%

The Issuer will give not less than thirty (30) days’ nor more than sixty (60) days’ notice to the Holders of any redemption pursuant to the preceding paragraph.

In the event not all of the Notes are to be redeemed, the Notes will be selected for redemption pro rata, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, subject to, in the case of Notes held in global form, the Applicable Procedures of DTC. A Note of U.S.$150,000 in principal amount or less shall not be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount to be redeemed. A Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note.

On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption unless the Issuer defaults in the payment of the applicable redemption price.

Optional Tax Redemption

The Notes may be redeemed, at the option of the Issuer, as a whole but not in part, upon giving not less than thirty (30) days’ nor more than sixty (60) days’ notice to the Holders (which notice will be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including any Additional Amounts), if any, to (but excluding) the Redemption Date if, as a result of:

(1)    any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Jurisdiction affecting taxation; or

(2)    any change in, or amendment to, the official application or interpretation of such laws, regulations or rulings (including, without limitation, a holding, judgment or order by a court of competent jurisdiction or other Governmental Authority), which change or amendment becomes effective (i) with respect to the Issuer or any applicable Guarantor, on or after the Issue Date and (ii) with respect to any successor of the Issuer or any applicable Guarantor, wherein any successor assumes the obligations of the Notes or any Note Guarantee, as the case may be, and the Indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of the predecessor’s assets (each a “Surviving Person”), on or after the day such Surviving Person becomes a Surviving Person, with respect to any payment due or to become due under the Notes, the Indenture or any Note Guarantee, and the Issuer or any applicable Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts with respect to taxes of Peru or Cyprus at a rate in excess of 30% and such requirement cannot be avoided by the Issuer or any applicable Guarantor, as the case may be, taking reasonable measures available to it; provided that for the avoidance of doubt changing the jurisdiction of the Issuer or any applicable Guarantor is not a reasonable measure for the purposes of this paragraph; and provided further that no such notice of redemption will be given earlier than 30 days prior to the earliest date on which the Issuer or any applicable Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Notes or such Note Guarantee were then due.

Prior to giving any notice of redemption of the Notes pursuant to the foregoing, the Issuer or any applicable Guarantor, as the case may be, will deliver to the Trustee:

(1) an Officers’ Certificate stating that such change or amendment referred to in the prior paragraph has occurred, and describing the facts related thereto and stating that such requirement cannot be avoided by the Issuer or any applicable Guarantor, as the case may be, taking reasonable measures available to it; and

(2) an Opinion of Counsel or an opinion of a tax consultant, each of recognized standing with respect to tax matters in the Relevant Jurisdiction, as the case may be, stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

Such certificate and opinion shall constitute sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders. The notice of redemption, once delivered to the Holders, will be irrevocable.

Denominations; Transfer; Exchange

Any Notes sold outside the United States to non-U.S. Persons in reliance on Regulation S will be issued in fully registered form without interest coupons attached and only in denominations of U.S.$150,000 and in integral multiples of U.S.$1,000 in excess thereof. Any Notes sold pursuant to Rule 144A will be issued in fully registered form without interest coupons attached and only in denominations of U.S.$150,000 and integral multiples of U.S.$1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Trustee may require payment of a sum sufficient to cover any tax or other government charge payable in connection therewith. The Notes (or beneficial interests therein) may not be transferred unless the principal amount so transferred is in an authorized denomination.

                                 Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of this Note for all purposes. Unclaimed Money

Any monies deposited with or paid to the Trustee for the payment of the principal, premium or Additional Amounts (if any), interest or any other amount due with respect to any Note and not applied but remaining unclaimed for two years after the date upon which such principal, premium or Additional Amounts (if any), interest or other amount shall have become due and payable, shall (to the extent not required to escheat to any Governmental Authority), upon written demand of the Issuer, be repaid by the Trustee to or for the account of the Issuer, the receipt of such repayment to be confirmed promptly in writing by or on behalf of the Issuer, and, to the extent permitted by

Applicable Law, the Person claiming such payment of principal, premium or Additional Amounts (if any), interest or any other amount shall thereafter look only to the Issuer for any related payment that it may be entitled to receive, and all liability of the Trustee with respect to such monies shall thereupon cease.

Prescription

Claims against the Issuer, the Parent Guarantor or any Subsidiary Guarantor for the payment of principal or interest and Additional Amounts in respect of the Notes or any Note Guarantee, as the case may be, will be prescribed unless made within six years of the due date for payment of such principal or interest and Additional Amounts.

                         Defeasance

Subject to certain conditions set forth in the Indenture, the Issuer at any time may terminate certain of its obligations under the Notes and the Indenture if the Issuer deposits with the Trustee money and/or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

Amendment, Waiver

Subject to certain exceptions set forth in the Indenture, (i) amendments of the Indenture, the Notes, or the Note Guarantees may be made by the Issuer, the Parent Guarantor, the Subsidiary Guarantors and the Trustee, as the case may be, with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, and (ii) the Holders of a majority in principal amount of the outstanding Notes may waive future compliance by the Issuer or any Guarantor with any provision of the Indenture, the Notes or any Note Guarantee.

Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Issuer and the Trustee may, among other amendments set forth in the Indenture, amend the Indenture to cure any ambiguity, omission, defect or inconsistency, or to add Guarantees with respect to the Notes or to provide additional rights or benefits to the Holders or to make any change that does not adversely affect the rights of any Holder.

Defaults and Remedies

If an Event of Default (other than an Event of Default specified in clause (h) or (i) of Section 5.1 of the Indenture) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to the Issuer (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders will, declare the principal of, premium, if any, and accrued and unpaid interest on the Notes to be immediately due and payable, subject always to the Trustee having been indemnified and provided security to its satisfaction. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest will be immediately due and payable. If an Event of Default set forth in clause (f) of Section 5.1 of the Indenture occurs, such Event of Default shall be automatically rescinded and annulled once the event of default triggering such Event of Default is remedied or cured or is waived by the holders of the relevant Indebtedness; provided, however, that no acceleration of the principal amount of the Notes shall be rescinded or annulled upon the happening of any such events. No such rescission and annulment shall affect any subsequent Event of Default or impair any right consequent thereto. If an Event of Default specified in clause (h) or (i) of Section 5.1 of the Indenture occurs with respect to the Parent Guarantor, the Issuer or any Subsidiary Guarantor, the principal of, premium, if any, and accrued and unpaid interest on the Notes then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity and security satisfactory to it. Subject to certain limitations, Holders of a majority in aggregate principal amount of the outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

                    Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

CUSIP and ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures the Issuer has caused CUSIP, ISIN and/or other similar numbers to be printed on the Notes and has directed the Trustee to use such numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

                                 Additional Amounts

The Issuer will pay to the Holders such Additional Amounts as may become payable under Section 2.12 of the Indenture.

Conversion of Currency

Dollars are the sole currency of payment for all sums payable by the Issuer under or in connection with the Indenture, any Note or any Note Guarantee, including with respect to indemnities. The Issuer has agreed that the provisions of Section 10.1 of the Indenture shall apply to conversion of currency in the case of the Notes and the Indenture. Among other things,

Section 10.1 of the Indenture specifies that any amount received or recovered in a currency other than Dollars (whether as a result of, or of the enforcement of, a judgment, decree or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or otherwise) in respect of any sum expressed to be due on the Notes, on any Note Guarantee, and/or under the Indenture shall only constitute a discharge of such obligation to the extent of the amount of Dollars that the payee of such amounts due is able to purchase, in accordance with normal banking or other normal currency exchange procedures, with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If such amount of Dollars is more than the amount expressed to be due on the Notes on any Note Guarantee, and/or under the Indenture, if applicable, then the payee shall reimburse such excess to the payor. If such amount of Dollars is less than the amount expressed to be due on the Notes or under the Indenture, then the payor shall indemnify the payee of such amounts against any loss sustained by it as a result. In any event, the payor shall indemnify the payee of such amounts against the cost of making any such purchase.

Agent for Service; Submission to Jurisdiction; Waiver of Immunities

The Issuer has irrevocably appointed Cogency Global Inc., with address at 122 East 42nd Street, 18th Floor, New York, NY 10168, United States, as its authorized agent on which any and all legal process may be served in any such action, suit or proceeding brought in the United States District Court for the Southern District of New York or in any New York State court (in either case sitting in Manhattan, New York City).

Each of the Issuer and the Guarantors waives any immunity (including sovereign immunity), to the fullest extent permitted by applicable law, from suit, action, proceeding or jurisdiction to which it might otherwise be entitled in any such suit, action or proceeding in any U.S. federal or New York State court in the Borough of Manhattan, the City of New York or in any competent court in Peru or Cyprus.

The Issuer will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note in larger type.

Requests may be made to:

CAMPOSOL S.A.

Av. El Derby 250 El Derby de Monterico

Lima 13, Perú

Fax: + 511 475-0789

NOTATION OF NOTE GUARANTEE

For value received, the undersigned Guarantor (which term includes any successor Person under the Indenture) has unconditionally Guaranteed, to the extent set forth in the Indenture dated as of February 3, 2020 (as amended from time to time, the “Indenture”) among the Issuer, the Parent Guarantor, and The Bank of New York Mellon as trustee, registrar, transfer agent and paying agent, as principal obligor and not merely as a surety, the cash payments in United States Dollars of principal, premium, if any, and interest on this Note (and including premium and Additional Amounts payable thereon, if any) in the amounts and at the times when due, together with interest on the overdue principal, premium, if any, and interest, if any, on the Notes, if lawful, and the payment or performance of all other obligations of the Issuer under the Indenture and the Notes, all in accordance with and subject to the terms and conditions of the Notes and the Indenture.

The obligations of the Guarantors to the Holders of the Notes and to the Trustee are expressly set forth in Article VII of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

IN WITNESS WHEREOF, the undersigned Guarantor has caused this Notation of Note Guarantee to be duly executed.

Dated:

[ ]
as [Parent][Subsidiary] Guarantor

By:
Name:
Title:

[TO BE ATTACHED TO GLOBAL NOTES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of increase/decrease	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee

[FORM OF] ASSIGNMENT FORM

To assign this Note, fill in the form below and have your signature guaranteed: (I) or (we) assign and transfer this Note to:

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                                             to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Your Name:
Dated:	(Print your name exactly as it appears on the face of this Note)

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

[The Transfer Certificates (Exhibits B and C to the Indenture) will be attached to the Note]

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

[FORM OF] OPTION OF HOLDERS TO ELECT PURCHASE

If you elect to have this Note purchased by the Issuer pursuant to Section 4.1(g) of the Indenture, check the box: ☐

If you elect to have this Note purchased by the Issuer pursuant to Section 4.4 of the Indenture, check the box: ☐

If you elect to have only part of this Note purchased by the Issuer pursuant to Section 4.1(g) or Section 4.4 of the Indenture, state the amount (in minimum denominations of U.S.$150,000 or integral multiples of U.S.$1,000 in excess thereof) you elect to have purchased; provided that no purchase in part shall reduce the outstanding principal amount of maturity of the Notes held by you to below U.S.$150,000: U.S.$

Your Name:
Dated:	(Print your name exactly as it appears on the face of this Note)

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee)

EXHIBIT B

to Indenture

[FORM OF] CERTIFICATE FOR

EXCHANGE OR TRANSFER OF RULE 144A NOTE 1*

The Bank of New York Mellon,

as Trustee and Registrar

240 Greenwich Street, Floor 7 East

New York, New York 10286

Fax No.: (212) 815-2830

Attention: Corporate Trust/ Re: Camposol S.A.

Re:	CAMPOSOL S.A.
6.000% Senior Notes due 2027

Reference is hereby made to the Indenture dated as of February 3, 2020 (as amended, supplemented or otherwise modified from time to time, the “Indenture”) among CAMPOSOL S.A., a corporation (sociedad anónima) organized under the laws of Peru (the “Issuer”), Csol Holding LTD, as Parent Guarantor, and The Bank of New York Mellon, as trustee (the “Trustee”), registrar, paying agent and transfer agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This letter relates to U.S.$[                    ] of the Issuer’s 6.000% Senior Notes due 2027 (the “Notes”) that are held as a beneficial interest in the Rule 144A Global Note (CUSIP No.                     ) with DTC in the name of [NAME OF UNDERSIGNED TRANSFEROR] (the “Transferor”). The Transferor has requested an exchange or transfer of such Notes for an equivalent beneficial interest in the Regulation S Global Note (CUSIP No.            ; ISIN Code:             ) to be held with [NAME OF PARTICIPANT] through DTC. If this is a partial transfer, a minimum amount of U.S.$150,000 or any integral multiple of U.S.$1,000 in excess thereof of the Rule 144A Global Note (or beneficial interests therein) will remain outstanding in the name of the Transferor.

In connection with such request, the Transferor does hereby certify that such exchange or transfer has been effected in accordance with the transfer restrictions set forth in the Indenture and (a) with respect to transfers made in reliance upon Regulation S under the Securities Act, the Transferor does hereby certify that:

(i)    the offer of the Notes (or beneficial interests therein) to be exchanged or transferred was not made to a person in the United States;

(ii)    either: (A) at the time the buy order was originated the transferee was outside the United States or the Transferor and any person acting on the Transferor’s behalf

*	This certification is to be made upon transfers or exchanges under Regulation S of interests in Rule 144A Note pursuant to Section 2.6(b) of this Indenture.

B-1

reasonably believed that the transferee was outside the United States or (B) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any Person acting on behalf of the Transferor knows that the transaction was pre-arranged with a buyer in the United States;

(iii)    no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903 or Rule 904 of Regulation S, as applicable;

(iv)    the transaction meets any other applicable requirements of Rule 903 or Rule 904 of Regulation S;

(v)    the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;

(vi)    the Transferor is the beneficial owner of the principal amount of Notes being transferred; and

(vii)    with respect to transfers made in reliance upon Rule 144A under the Securities Act, the Transferor hereby certifies that the Notes are being transferred in a transaction permitted by Rule 144A under the Securities Act.

You and the Issuer are entitled to rely upon this certificate and are irrevocably authorized to produce this certificate or a copy hereof of any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert name of Transferor]

By:
Name:
Title

Dated:

cc:

CAMPOSOL S.A.

B-2

EXHIBIT C

to Indenture

[FORM OF] CERTIFICATE FOR

EXCHANGE OR TRANSFER OF REGULATION S NOTE*

The Bank of New York Mellon,

as Trustee and Registrar

240 Greenwich Street, Floor 7 East

New York, New York 10286

Fax No.: (212) 815-2830

Attention: Corporate Trust/ Re: Camposol S.A.

Re:	CAMPOSOL S.A.
6.000% Senior Notes due 2027

Reference is hereby made to the Indenture dated as of February 3, 2020 (as amended, supplemented or otherwise modified from time to time, the “Indenture”) among CAMPOSOL S.A., a corporation (sociedad anónima) organized under the laws of Peru (the “Issuer”), Csol Holding LTD, as Parent Guarantor, and The Bank of New York Mellon, as trustee (the “Trustee”), registrar, paying agent and transfer agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This letter relates to U.S.$[                    ] of the Issuer’s 6.000% Senior Notes due 2027 (the “Notes”) that are held as a beneficial interest in the Regulation S Global Note (CUSIP:             ; ISIN Code:             ) in the name of [NAME OF UNDERSIGNED TRANSFEROR] (the “Transferor”). The Transferor has requested an exchange or transfer of such Notes for an equivalent beneficial interest in the Rule 144A Global Note (CUSIP No.                     ) to be held with [NAME OF PARTICIPANT] through DTC. If this is a partial transfer, a minimum amount of U.S.$150,000 or any integral multiple of U.S.$1,000 in excess thereof of the Regulation S Global Note (or beneficial interests therein) will remain outstanding in the name of the Transferor.

In connection with such request, the Transferor does hereby certify that such Notes (or beneficial interests therein) are being transferred in accordance with Rule 144A under the Securities Act to a transferee that the Transferor reasonably believes is a “qualified institutional buyer” within the meaning of Rule 144A (a “QIB”) who is purchasing such Notes (or beneficial interests therein) for its own account or for the account of a QIB with respect to which the transferee exercises sole investment discretion, in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction.

*	This certification is to be made upon transfers or exchanges under Rule 144A of interests in the Regulation S Note pursuant to Section 2.6(c) of this Indenture.

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Exhibit 10.1

You and the Issuer are entitled to rely upon this certificate and are irrevocably authorized to produce this certificate or a copy hereof of any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert name of Transferor]

By:
Name:
Title

Dated:

cc:

CAMPOSOL S.A.

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